SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.       )

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BOSTON SCIENTIFIC CORPORATION

(Name of Registrant as Specified In Its Charter)

BOSTON SCIENTIFIC CORPORATION

(Name of Person(s) Filing Proxy Statement)

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Natick, Massachusetts

April 4, 2003

Dear Fellow Stockholder:

       You are cordially invited to attend Boston Scientific Corporation’s Annual Meeting of Stockholders to be held on Tuesday, May 6, 2003, beginning at 10:00 A.M. Eastern Daylight Time, at the FleetBoston Financial Building, 100 Federal Street, Boston, Massachusetts.

       This year you are being asked to elect five directors, approve the Boston Scientific Corporation 2003 Long-Term Incentive Plan, and vote upon a stockholder proposal relating to stock compensation for senior executives. These matters are fully described in the accompanying Notice of Annual Meeting and proxy statement.

       Our Board of Directors urges you to read the accompanying proxy statement and recommends that you vote “FOR” the director nominees and approval of the 2003 Long-Term Incentive Plan, and “AGAINST” the stockholder proposal.

       At the meeting, management will also report on the Company’s performance and an opportunity will be provided for stockholders to ask questions.

       The Board of Directors appreciates and encourages stockholder participation in the Company’s affairs. Whether or not you plan to attend the meeting, it is important that your shares be represented. Accordingly, we request that you sign, date and mail the enclosed proxy card in the envelope provided at your earliest convenience. Record holders may also vote electronically or telephonically by following the instructions printed on the enclosed proxy card.

       Thank you for your cooperation.

Very truly yours,

PETER M. NICHOLAS
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Natick, Massachusetts

April 4, 2003

       The Annual Meeting of Stockholders of Boston Scientific Corporation will be held at the FleetBoston Financial Building, 100 Federal Street, Boston, Massachusetts on Tuesday, May 6, 2003, beginning at 10:00 A.M. Eastern Daylight Time, for the following purposes:

(1)	To elect four Class II directors to serve until the 2006 Annual Meeting of Stockholders and one Class III director to serve until the 2004 Annual Meeting of Stockholders;

(2)	To approve the Boston Scientific Corporation 2003 Long-Term Incentive Plan;

(3)	To vote upon a stockholder proposal relating to stock compensation for senior executives; and

(4)	To transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

       Stockholders of record at the close of business on March 21, 2003 are entitled to notice of and to vote at the meeting or any adjournments or postponements of the meeting.

       Please sign, date and promptly return the enclosed proxy card in the postage-paid envelope provided, or vote by telephone or Internet as instructed on the proxy card, so that your shares will be represented whether or not you attend the Annual Meeting.

By Order of the Board of Directors

Paul W. Sandman
Secretary

ONE BOSTON SCIENTIFIC PLACE

NATICK, MASSACHUSETTS 01760

April 4, 2003

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The Annual Meeting

      The Annual Meeting of Stockholders of Boston Scientific Corporation (“Boston Scientific” or the “Company”) will be held on Tuesday, May 6, 2003, beginning at 10:00 A.M. Eastern Daylight Time, at the FleetBoston Financial Building, 100 Federal Street, Boston, Massachusetts. At this meeting, stockholders will be asked to elect five directors, approve the 2003 Long-Term Incentive Plan, and vote upon a stockholder proposal relating to stock compensation for senior executives. Management of the Company will also report on the Company’s performance during fiscal 2002 and respond to questions from stockholders.

Who is entitled to attend and vote at the Annual Meeting?

      Stockholders of record at the close of business on March 21, 2003 are entitled to attend and vote at the Annual Meeting. Each share of common stock is entitled to one vote. The proxy card provided with this proxy statement indicates the number of shares of Boston Scientific common stock that you own and are entitled to vote.

What constitutes a quorum at the meeting?

      The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on March 21, 2003, the record date, will constitute a quorum for purposes of this meeting. As of the record date, 409,947,858 shares of Boston Scientific common stock were outstanding. For purposes of determining whether a quorum exists, proxies received but marked “withhold” or “abstain” and broker non-votes (described below) will be counted.

How do I vote by proxy?

      Your vote is very important. Whether or not you plan to attend the meeting, we urge you to complete, sign and date the enclosed proxy card and return it in the envelope provided. No postage is required if your proxy card is mailed in the United States.

      If you properly fill in your proxy card and our transfer agent receives it in time to vote at the meeting, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board, as follows:

(1)	FOR the election of each of the five nominees for director;

(2)	FOR the approval of the Boston Scientific Corporation 2003 Long-Term Incentive Plan; and

(3)	AGAINST the stockholder proposal.

      If any other matter is presented or if the meeting is to be postponed or adjourned, your proxy will vote your shares in accordance with his best judgment. At present, the Board knows of no other business which is intended to be acted on at the Annual Meeting.

Can I vote by telephone or electronically?

      If you are a registered stockholder (that is, if you hold your stock in your own name), you may vote by telephone or electronically through the Internet by following the instructions printed on your proxy card.

How do I vote if my shares are held by my broker?

      If your shares are held by your broker in “street name,” you will need to instruct your broker how to vote your shares in the manner provided by your broker. Your broker may also offer electronic or telephonic voting.

What discretion does my broker have to vote my shares held in “street name”?

      At this time, New York Stock Exchange rules allow your broker to vote your shares with respect to the election of directors even if it does not receive instructions from you, so long as it holds your shares in its name. There are, however, certain matters with respect to which brokers do not have discretionary authority. Should such a matter come to a vote at the Annual Meeting and your broker has not received voting instructions from you, your shares will not be voted on that matter. Depending on the practices of your broker, these matters may include approval of the 2003 Long-Term Incentive Plan and the stockholder proposal. Shares represented by “broker non-votes” will, however, be counted in determining whether there is a quorum.

Can I change my vote after I return my proxy card?

      Yes. You may change your vote at any time before the proxy is exercised at the Annual Meeting. To change your vote, you may:

•	file with the Secretary of the Company a written notice “revoking” your earlier vote;

•	submit to our transfer agent a properly completed and signed proxy card with a later date;

•	vote again telephonically or electronically (available through 11:00 p.m. Eastern Time on May 5, 2003); or

•	vote in person at the meeting.

      The last dated proxy or vote cast will be counted.

How do I vote in person?

      If you plan to attend the Annual Meeting and vote in person, we will give you a ballot or a new proxy card when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on March 21, 2003, the record date for voting.

How do I vote my 401(k) and GESOP shares?

      If you participate in the Boston Scientific Corporation 401(k) Retirement Savings Plan (“401(k) Plan”) or participate in the Company’s Global Employee Stock Ownership Plan (“GESOP”), you will receive a single proxy card that covers both shares credited to your plan account(s) and shares that you own of record that are registered in the same name. If any of your plan accounts are not registered in the same name as your shares of record, you will receive separate proxy cards for your record and plan holdings. Properly completed and signed proxy cards will serve to instruct the trustees and fiduciaries of the Company’s 401(k) Plan and GESOP how to vote any Company shares held in these plans on your behalf.

What vote is required to approve each proposal?

(1)	For the Election of Directors. The five nominees for director who receive the most votes from those shares present or represented at the Annual Meeting will be elected. If you do not vote for a particular nominee, or you withhold authority for one or all nominees, your vote will not count either “for” or “against” the nominee, although it will be counted for purposes of determining whether there is a quorum.

(2)	Other Matters. For each other matter expected to be voted upon at the meeting, the affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required for approval. Similarly, most other matters which may properly come before the meeting would require the affirmative vote of a majority of the shares represented and voting. At present, the Board knows of no other matters to be presented for stockholder action at the meeting. A properly executed proxy marked “abstain” with respect to any of these matters will not be voted, although it will be counted for purposes of determining the number of votes cast. Accordingly, an abstention will have the effect of a negative vote.

Is voting confidential?

      Yes. Proxy cards, ballots and voting tabulations are treated as confidential by the Company. Generally, only the inspectors of election and certain employees associated with processing proxy cards and counting the vote have access to these documents.

How is the Company soliciting proxies?

      Proxies will be solicited chiefly by mail, but additional solicitations may be made by electronic delivery, telephone or other media by the officers or employees of the Company. The Company may enlist the assistance of brokerage houses, fiduciaries, custodians and other third parties in soliciting proxies. All solicitation expenses, including costs of preparing, assembling and mailing proxy material, will be borne by the Company.

PROPOSALS TO BE VOTED UPON

Proposal 1: Election of Directors.

      Currently, the Board of Directors of the Company consists of 13 members, divided into three approximately equal classes. Each class serves for a period of three years, with the terms of office of the respective classes expiring in successive years. Occasionally a director may be elected for a shorter term in order to keep the number of directors in each class approximately equal. The term of the Company’s Class II directors expires at this Annual Meeting. The Board has nominated the following incumbent Class II directors to stand for re-election for a term of three years expiring at the Company’s 2006 Annual Meeting and until his successor has been elected and qualified: John E. Abele, Joel L. Fleishman, Ernest Mario and Uwe E. Reinhardt. In addition, the Board has nominated John E. Pepper, to stand for election to serve as a Class III director to hold office until the expiration of the current Class III term at the 2004 Annual Meeting. Mr. Lawrence L. Horsch, a Class II director whose term expires at this Annual Meeting, is retiring from the Board and will be not standing for re-election.

      The Company knows of no reason why any of the nominees would be unable to serve as a director. Should, however, such a situation arise, the Board may designate a substitute nominee or, alternatively, reduce the number of directors to be elected. If a substitute nominee is selected, the persons named as proxies will vote for that substitute nominee. Any vacancies not filled at the Annual Meeting may be filled by the Board.

Class II Directors (Term Expires 2006)

The Incumbent Nominees

John E. Abele Age 66 Director since 1979	Mr. Abele, a co-founder of the Company, has been a director of Boston Scientific since 1979. Mr. Abele held the position of Treasurer from 1979 to 1992, Co-Chairman from 1979 to 1995 and Vice Chairman and Founder, Office of the Chairman from February 1995 to March 1996. He was President of Medi-tech, Inc. from 1970 to 1983, and prior to that served in sales, technical and general management positions for Advanced Instruments, Inc. Mr. Abele is the Chairman of the Board of the FIRST (For Inspiration and Recognition of Science and Technology) Foundation and is also a member of numerous not-for-profit boards. Mr. Abele received a B.A. degree from Amherst College.

Joel L. Fleishman Age 68 Director since 1992	Mr. Fleishman served as President of The Atlantic Philanthropies from September 1993 until January 2001, when he became Senior Advisor of that organization. He is also Professor of Law and Public Policy and has served in various administrative positions, including First Senior Vice President, at Duke University since 1971. Mr. Fleishman is a founding member of the governing board of the Duke Center for Health Policy Research and Education and was the founding director of Duke University’s Terry Sanford Institute of Public Policy. He is the director of the Samuel and Ronnie Heyman Center for Ethics, Public Policy and the Professions. Mr. Fleishman also serves as Chairman of the Board of Trustees of The John and Mary Markle Foundation, Vice-Chairman of the Board of Trustees of the Urban Institute and as a director of Polo Ralph Lauren Corporation. Mr. Fleishman received A.B., M.A. and J.D. degrees from the University of North Carolina at Chapel Hill.

Class II Directors (Term Expires 2006) (cont’d)

Ernest Mario Age 64 Director since 2001	Dr. Mario is currently the Chairman of IntraBiotics Pharmaceuticals, Inc., a pharmaceutical development company. Prior to joining IntraBiotics in April 2002, Dr. Mario served as Chairman and Chief Executive Officer of Apothogen, Inc., a pharmaceutical company, from January 2002 to April 2002 when Apothogen was acquired by IntraBiotics. Dr. Mario served as the Chief Executive Officer of Glaxo Holdings plc from 1989 until March 1993 and as Deputy Chairman and Chief Executive Officer from January 1992 until March 1993. From 1993 to 1997, Dr. Mario served as Co-Chairman and Chief Executive Officer of ALZA Corporation, a research-based pharmaceutical company with leading drug-delivery technologies, and Chairman and Chief Executive Officer from 1997 to 2001. Dr. Mario presently serves on the Boards of Directors of Catalytica Energy Systems, Inc., Maxygen, Inc., Orchid Biosciences, Inc., Pharmaceutical Product Development, Inc. and SonoSite, Inc. He is also a Trustee of Duke University and Chairman of the Board of the Duke University Health System. He is the Chairman of the American Foundation for Pharmaceutical Education and serves as an advisor to the colleges of pharmacy at the University of Maryland, the University of Rhode Island and Rutgers University. Dr. Mario holds a B.S. in Pharmacy from Rutgers, and an M.S. and a Ph.D. in Physical Sciences from the University of Rhode Island.

Uwe E. Reinhardt Age 65 Director since 2002	Dr. Reinhardt is the James Madison Professor of Political Economy and Professor of Economics and Public Affairs at Princeton University, where he has taught since 1968. Dr. Reinhardt is a senior associate of the University of Cambridge, England and serves as a Trustee of Duke University, the Duke University Health System, H&Q Healthcare Investors and H&Q Life Sciences Investors. He is also a member of the Boards of Directors of the Amerigroup Corporation and Triad Hospital, Inc. Dr. Reinhardt is also a member of the National Advisory Council (NAC) for Health Care Policy, Research and Evaluation for the Agency for Healthcare Research and Quality, U.S. Department of Health and Human Services. Dr. Reinhardt received a Bachelor of Commerce degree from the University of Saskatchewan, Canada and a Ph.D. in economics from Yale University.

Class III Director (Term expires 2004)
The Nominee
John E. Pepper Age 64 Nominated 2003	Mr. Pepper has been nominated by the Board of Directors to stand for election as a Class III director at the Company’s 2003 Annual Meeting of Stockholders. He previously served as a director of the Company from November 1999 to May 2001. Mr. Pepper is Chairman of the Executive Committee of the Board of Directors of The Procter & Gamble Company, where he has served in various positions since 1963, including Chairman of the Board from 2000 to 2002, Chief Executive Officer and Chairman from 1995 to 1999, President from 1986 to 1995 and director since 1984. Mr. Pepper is a member of the Board of Directors of Xerox Corporation and Motorola Inc. Mr. Pepper is a Fellow of The Yale Corporation and a Trustee of the Christ Church Endowment Fund. He serves on the boards of Partnership for a Drug Free America and the National Advisory Board of the National Underground Railroad Freedom Center. Mr. Pepper graduated from Yale University in 1960 and holds honorary doctorate degrees from Ohio State University, Xavier University, Mount St. Joseph College and St. Petersburg University (Russia).

The Board recommends that you vote “FOR” the election all five nominees for director.

STOCK OWNERSHIP

Who are the largest owners of the Company’s stock?

      Set forth below are stockholders known by the Company to beneficially own more than 5% of the Company’s common stock. In general, “beneficial ownership” includes those shares a person or entity has the power to vote or transfer, and stock options or warrants that are exercisable currently or within 60 days. Unless otherwise indicated, the persons and entities named below have sole voting and investment power over the shares listed. The table below sets forth information, as of February 1, 2003, regarding the beneficial ownership of these individuals and entities with the exception of FMR Corp. whose information is presented as of October 31, 2002. As of February 1, 2003, there were 412,816,482 shares of Company common stock outstanding.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

As of February 1, 2003

	Number of Shares	Percent of
Name	Beneficially Owned	Shares Outstanding

John E. Abele(1)	27,956,369	6.8%
c/o Boston Scientific Corporation One Boston Scientific Place Natick, MA 01760

Robert M. Dombroff	34,708,567	8.41%
as Trustee of The Abele Children’s Irrevocable Trust Dated October 29, 1979 c/o Bingham McCutchen LLP 100 Pearl Street Hartford, CT 06103

Peter M. Nicholas(3)	55,396,601	13.4%
c/o Boston Scientific Corporation One Boston Scientific Place Natick, MA 01760

Promerica, L.P.(4)	51,917,340	12.6%
Peter M. Nicholas, General Partner c/o The Bollard Group One Joy Street Boston, MA 02113

FMR Corp.(5)	40,824,715	10.03%
82 Devonshire Street Boston, MA 02109

(1)	Includes 583,400 shares of common stock held by a charitable trust of which Mr. Abele shares voting and investment control, 230,719 shares of common stock held by a trust of which Mr. Abele shares voting and investment control, and 130,000 shares subject to exercisable options granted pursuant to the Company’s 1995 Long-Term Incentive Plan. Excludes 200,000 shares held by Mary S. Abele, the spouse of Mr. Abele, with respect to which Mr. Abele disclaims beneficial ownership.

(2)	Includes 51,917,340 shares of common stock held by Promerica, L.P., separately presented, a family limited partnership of which Mr. Peter M. Nicholas is general partner and as to which he is deemed to have beneficial ownership, 1,675,043 shares held jointly by Mr. Peter M. Nicholas and his spouse, with whom he shares voting and investment power, and 1,111,943 shares subject to exercisable options granted pursuant to the Company’s 1995 and 2000 Long-Term Incentive Plans. Also includes 76,000 shares held by Peter M. Nicholas, Llewellyn Nicholas and Anastasios Parafestas as trustees of the Gore Creek Trust, an irrevocable trust for the benefit of Mr. N. J. Nicholas, Jr.’s children as to which Mr. Peter M. Nicholas disclaims beneficial ownership. Excludes 170,954 shares of common stock held by Ruth V. Lilly Nicholas and N. J. Nicholas, Jr. as Trustees of The Peter M. Nicholas 1993 Irrevocable Family Trust dated February 1, 1993, an irrevocable trust for the benefit of Mr. Peter M. Nicholas’ children and spouse as to which Mr. Peter M. Nicholas disclaims beneficial ownership.

(3)	These shares are also included in the shares held by Mr. Peter M. Nicholas, separately presented, because as general partner of Promerica, L.P., Mr. Nicholas is deemed to have beneficial ownership of these shares.

(4)	Based solely on information in reports filed by the beneficial owners under Section 13(d) or 13(g) of the Securities Act of 1934 on November 12, 2002. The Company assumes no responsibility for the information presented.

How much stock do the Company’s directors and executive officers own?

The following table shows, as of February 1, 2003, the amount of common stock of the Company beneficially owned by:

(1)	the Company’s directors;

(2)	the executive officers of the Company named in the Summary Compensation Table below; and

(3)	all of the directors and executive officers of the Company as a group.

STOCK OWNERSHIP OF OFFICERS, DIRECTORS AND NOMINEES

As of February 1, 2003

	Number of Shares	Percent of Shares
Name	Beneficially Owned	Outstanding

John E. Abele(1)	27,956,369	6.8%
Ursula M. Burns(2)	2,000	*
Joseph A. Ciffolillo(3)	121,447	*
Joel L. Fleishman(4)	63,832	*
Marye Anne Fox (5)	6,227	*
Ray J. Groves(6)	22,468	*
Lawrence L. Horsch(7)	52,370	*
Ernest Mario (8)	46,450	*
N.J. Nicholas, Jr.(9)	286,463	*
Peter M. Nicholas(10)	55,396,601	13.4%
John E. Pepper(11)	11,000	*
Uwe E. Reinhardt(12)	4,000	*
Warren B. Rudman(13)	16,568	*
James R. Tobin(14)	1,401,250	*
Lawrence C. Best(15)	2,598,846	*
Fredericus A. Colen(16)	194,087	*
Paul A. LaViolette(17)	576,679	*
Paul W. Sandman (18)	476,481	*
All directors and executive officers as a group(19)	90,185,387	21.5%

*	Reflects beneficial ownership of less than one percent (1%) of the outstanding common stock of the Company.

(1)	Includes 583,400 shares of common stock held by a charitable trust of which Mr. Abele shares voting and investment control, 230,719 shares of common stock held by a trust to which Mr. Abele shares voting and investment control, and 130,000 shares subject to exercisable options granted pursuant to the Company’s 1995 Long-Term Incentive Plan. Excludes 200,000 shares held by Mary S. Abele, the spouse of Mr. Abele, as to which Mr. Abele disclaims beneficial ownership.

(2)	Includes 2,000 shares of restricted stock granted pursuant to the Company’s 2000 Long-Term Incentive Plan and subject to certain tax withholding and forfeiture provisions as to which Ms. Burns has sole voting but not investment power.

(3)	Includes 15,332 shares of common stock subject to exercisable options granted pursuant to the Company’s 1992 Non-Employee Directors’ Stock Option Plan and 4,000 shares of restricted stock subject to certain tax withholding and forfeiture provisions granted pursuant to the Company’s 2000 Long-Term Incentive Plan as to which Mr. Ciffolillo has sole voting but not investment power. Also includes 76,000 shares held by Peter M. Nicholas, Llewellyn Nicholas and Anastasios Parafestas as trustees of the Gore Creek Trust, an irrevocable trust for the benefit of Mr. N. J. Nicholas, Jr.’s children as to which Mr. Peter M. Nicholas disclaims beneficial ownership. Excludes 912,523 shares held by the Joseph A. Ciffolillo Family Trust of which Mr. Ciffolillo’s children are beneficiaries and as to which Mr. Ciffolillo disclaims beneficial ownership.

(4)	Includes 22,332 shares of common stock subject to exercisable options granted pursuant to the Company’s 1992 Non-Employee Directors’ Stock Option Plan and 4,000 shares of restricted stock subject to certain tax withholding and forfeiture provisions granted pursuant to the Company’s 2000 Long-Term Incentive Plan as to which Mr. Fleishman has sole voting but not investment power. Excludes 6,000 shares held by a charitable foundation of which Mr. Fleishman is the president and as to which Mr. Fleishman disclaims beneficial ownership.

(5)	Includes 1,561 common stock equivalents acquired pursuant to the Company’s Deferred Compensation Program offered to non-employee directors, 666 shares of common stock subject to exercisable options granted pursuant to the Company’s 1992 Non-Employee Directors’ Stock Option Plan and 2,000 shares of restricted stock subject to certain tax withholding and forfeiture provisions granted pursuant to the Company’s 2000 Long-Term Incentive Plan as to which Dr. Fox has sole voting but not investment power. Also includes 2,000 shares of restricted common stock granted pursuant to the Company’s 2000 Long-Term Incentive Plan which Ms. Fox has deferred under the Company’s Deferred Compensation Program.

(6)	Includes 6,636 common stock equivalents acquired pursuant to the Company’s Deferred Compensation Program offered to non-employee directors and 7,332 shares of common stock subject to exercisable options granted pursuant to the Company’s 1992 Non-Employee Directors’ Stock Option Plan. Also includes 4,000 shares of restricted common stock granted pursuant to the Company’s 2000 Long-Term Incentive Plan which Mr. Groves has deferred under the Company’s Deferred Compensation Program.

(7)	Includes 20,492 shares of common stock subject to exercisable options granted pursuant to the SCIMED Life Systems, Inc. 1991 Directors’ Stock Option Plan and 23,824 shares of common stock subject to exercisable options granted pursuant to the Company’s 1992 Non-Employee Directors’ Stock Option Plan, as well as 1,762 shares owned jointly with Mr. Horsch’s wife, with respect to which Mr. Horsch shares voting and investment power. Also includes 4,000 shares of restricted stock subject to certain tax withholding and forfeiture provisions granted pursuant to the Company’s 2000 Long-Term Incentive Plan as to which Mr. Horsch has sole voting but not investment power.

(8)	Includes 1,784 common stock equivalents acquired pursuant to the Company’s Deferred Compensation Program offered to non-employee directors and 666 shares of common stock subject to exercisable options granted pursuant to the Company’s 1992 Non-Employee Directors’ Stock Option Plan. Also includes 4,000 shares of restricted common stock granted pursuant to the Company’s 2000 Long-Term Incentive Plan which Dr. Mario has deferred under the Company’s Deferred Compensation Program.

(9)	Includes 22,332 shares of common stock subject to exercisable options granted pursuant to the Company’s 1992 Non-Employee Directors’ Stock Option Plan, 9,177 common stock equivalents acquired pursuant to the Company’s Deferred Compensation Program offered to non- employee directors and 4,000 shares of restricted common stock granted pursuant to the Company’s 2000 Long-Term Incentive Plan which Mr. N.J. Nicholas has deferred under the Company’s Deferred Compensation Program. Also includes 60,000 shares held by a self-directed IRA, 20,000 shares of common stock held by Mr. N.J. Nicholas, Jr., as sole trustee of a revocable trust for the benefit of Mr. N.J. Nicholas, Jr.’s wife and children and 170,954 shares of common stock held by Ruth V. Lilly Nicholas and N. J. Nicholas, Jr. as trustees of the Peter M. Nicholas 1993 Irrevocable Family Trust, an irrevocable trust for the benefit of Mr. Peter M. Nicholas’ children and spouse as to which Mr. N. J. Nicholas, Jr. disclaims beneficial ownership. Excludes 76,000 shares held by Peter M. Nicholas, Llewellyn Nicholas and Anastasios Parafestas as Trustees of The Gore Creek Trust dated October 28, 1997, an irrevocable trust for the benefit of Mr. N. J. Nicholas, Jr.’s children as to which Mr. N. J. Nicholas, Jr. disclaims beneficial ownership.

(10)	Includes 51,917,340 shares of common stock held by Promerica, L.P., a family limited partnership of which Mr. Peter M. Nicholas is general partner and as to which Mr. Peter M. Nicholas is deemed to have beneficial ownership, 1,675,043 shares held jointly by Mr. Peter M. Nicholas and his spouse, with whom he shares voting and investment power, and 1,111,943 shares subject to exercisable options granted pursuant to the Company’s 1995 and 2000 Long-Term Incentive Plans. Also includes 76,000 shares held by Peter M. Nicholas, Llewellyn Nicholas and Anastasios Parafestas as trustees of the Gore Creek Trust, an irrevocable trust for the benefit of Mr. N. J. Nicholas, Jr.’s children as to which Mr. Peter M. Nicholas disclaims beneficial ownership. Excludes 170,954 shares of common stock held by Ruth V. Lilly Nicholas and N. J. Nicholas, Jr. as Trustees of The Peter M. Nicholas 1993 Irrevocable Family Trust dated February 1, 1993, an irrevocable trust for the benefit of Mr. Peter M. Nicholas’ children and spouse as to which Mr. Peter M. Nicholas disclaims beneficial ownership.

(11)	Includes 4,000 shares of common stock subject to exercisable options granted pursuant to the Company’s 1992 Non-Employee Directors’ Stock Option Plan. Excludes 1,200 shares owned by Mr. Pepper’s spouse as to which he disclaims beneficial ownership.

(12)	Includes 2,000 shares of restricted stock subject to certain tax withholding and forfeiture provisions granted pursuant to the Company’s 2000 Long-Term Incentive Plan as to which Dr. Reinhardt has sole voting but not investment power.

(13)	Includes 6,236 common stock equivalents acquired pursuant to the Company’s Deferred Compensation Program offered to non-employee directors and 3,332 shares of common stock subject to exercisable options granted pursuant to the Company’s 1992 Non-Employee Director Stock Option Plan. Also includes 4,000 shares of restricted common stock granted pursuant to the Company’s 2000 Long-Term Incentive Plan which Senator Rudman has deferred under the Company’s Deferred Compensation Program. Excludes 500 shares of common stock owned by Senator Rudman’s spouse with respect to which he disclaims beneficial ownership.

(14)	Includes 1,376,250 shares of common stock subject to exercisable options granted pursuant to the Company’s 1995 and 2000 Long-Term Incentive Plans.

(15)	Includes 2,586,961 shares of common stock subject to exercisable options granted to Mr. Best pursuant to certain Stock Option Agreements dated June 22, 1992 and the Company’s 1995 and 2000 Long-Term Incentive Plans.

(16)	Includes 187,500 shares of common stock subject to exercisable options granted pursuant to the Company’s 1992, 1995 and 2000 Long-Term Incentive Plans.

(17)	Includes 560,333 shares of common stock subject to exercisable options granted pursuant to the Company’s 1992, 1995 and 2000 Long-Term Incentive Plans.

(18)	Includes 460,419 shares of common stock subject to exercisable options granted pursuant to the Company’s 1992, 1995 and 2000 Long-Term Incentive Plans. The balance (except two shares) is held jointly by Mr. Sandman and his spouse, with whom he shares voting and investment control. Excludes 1,450 shares of common stock held by Mr. Sandman as custodian for his child as to which he disclaims beneficial ownership.

(19)	Please refer to footnotes 1 through 18 above.

INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

The Board of Directors

Who sits on the Company’s Board of Directors?

      Currently, the Board of Directors of the Company consists of 13 members, divided into three approximately equal classes. Each class serves for a period of three years, with the terms of office of the respective classes expiring in successive years. Occasionally a director may be elected for a shorter term in order to keep the number of directors in each class approximately equal. The term of the Company’s Class II directors expires at this Annual Meeting. The Board has nominated the following incumbent Class II directors to stand for re-election for a term of three years expiring at the Company’s 2006 Annual Meeting and until his successor has been elected and qualified: John E. Abele, Joel L. Fleishman, Ernest Mario and Uwe E. Reinhardt. In addition, the Board has nominated John E. Pepper, to stand for election to serve as a Class III director to hold office until the expiration of the current Class III term at the 2004 Annual Meeting. Mr. Lawrence L. Horsch, a Class II director whose term expires at this Annual Meeting, is retiring from the Board and will be not standing for re-election.

      The following directors hold the Company’s remaining Board seats:

Class I Directors (Term Expires 2005)

Name

Ray J. Groves Age 67 Director since 1999	Mr. Groves is President and Chief Executive Officer of Marsh Inc., a subsidiary of Marsh & McLennan Companies, Inc. He served as Chairman of Legg Mason Merchant Banking, Inc. from 1995 to 2001. Mr. Groves also served as Chairman and Chief Executive Officer of Ernst & Young for 17 years until his retirement in 1994. Mr. Groves currently serves as a member of the Boards of Directors of American Water Works Company, Inc., Electronic Data Systems Corporation and Marsh & McLennan Companies, Inc. Mr. Groves serves on the Boards of Trustees of the New York State Public Policy Institute and is a member of the Council on Foreign Relations. He is a former member of the Board of Governors of the American Stock Exchange and the National Association of Securities Dealers. Mr. Groves is former Chairman of the Board of Directors of the American Institute of Certified Public Accountants. He is a member and former Chair of the Board of Directors of The Ohio State University Foundation and a member of the Dean’s Advisory Council of the Fisher College of Business. He is a former member of the Board of Overseers of The Wharton School, University of Pennsylvania and served as the Chairman of its Center for the Study of the Service Sector. Mr. Groves is a managing director, a member of the executive committee and Secretary-Treasurer of the Metropolitan Opera Association. Mr. Groves received a B.S. degree from The Ohio State University.

Class I Directors (Term Expires 2005)

Peter M. Nicholas Age 61 Director since 1979	Mr. Nicholas, a co-founder of the Company, has been Chairman of the Board since 1995. He has been a director since 1979 and served as the Chief Executive Officer from 1979 to March 1999 and Co-Chairman of the Board from 1979 to 1995. Prior to joining the Company, he was corporate director of marketing and general manager of the Medical Products Division at Millipore Corporation, a medical device company, and served in various sales, marketing and general management positions at Eli Lilly and Company. He is currently Chairman of the Board of Trustees of Duke University. Mr. Nicholas is a member of the American Academy of Achievement, a Fellow of the National Academy of Arts and Sciences, and in the past has served on several for profit and not-for-profit boards. Mr. Nicholas is also a member of the Massachusetts Business Roundtable and serves on the Boards of the Massachusetts High Technology Council, CEOs for Fundamental Change in Education and the Boys and Girls Club of Boston. After college, Mr. Nicholas served as an officer in the U.S. Navy, resigning his commission as lieutenant in 1966. Mr. Nicholas received a B.A. degree from Duke University, and an M.B.A. degree from The Wharton School of the University of Pennsylvania. He is also the brother of N.J. Nicholas, Jr., a director of the Company.

Warren B. Rudman Age 72 Director since 1999	Senator Warren B. Rudman joined the Company as a Director in October 1999. Senator Rudman became a partner in the international law firm Paul, Weiss, Rifkind, Wharton, and Garrison LLP in 1992 and he became Of Counsel to the firm as of January 1, 2003. Prior to joining the firm he served two terms as a U.S. Senator from New Hampshire from 1980 to 1992. Senator Rudman serves on the Boards of Trustees of the Brookings Institution and the Council on Foreign Relations. He also serves on the Boards of Allied Waste Industries, Inc., The Chubb Corporation, Collins & Aikman Corporation, Raytheon Corporation and several funds managed by the Dreyfus Corporation. He is the founding co-chairman of the Concord Coalition. Senator Rudman received a B.S. from Syracuse University and an LL.B. from Boston College Law School, and served in the U.S. Army during the Korean War.

James R. Tobin Age 58 Director since 1999	Mr. Tobin is the President, Chief Executive Officer and Director of the Company. Prior to joining the Company, Mr. Tobin served as President and Chief Executive Officer of Biogen, Inc. from 1997 to 1998 and Chief Operating Officer of Biogen from 1994 to 1997. From 1972 to 1994, Mr. Tobin served in a variety of executive positions with Baxter International, including President and Chief Operating Officer from 1992 to 1994. Previously, he served at Baxter as Managing Director in Japan, Managing Director in Spain, President of Baxter’s I.V. Systems Group and Executive Vice President. Mr. Tobin currently serves on the Boards of Directors of Beth Israel Deaconess Medical Center, the Carl J. Shapiro Institute for Education and Research, Curis, Inc. and Applera Corporation (formerly PE Corporation). Mr. Tobin holds an A.B. from Harvard College and an M.B.A. from Harvard Business School. Mr. Tobin also served as a lieutenant in the U.S. Navy from 1968 to 1972.

Class III Directors (Term Expires 2004)
Ursula M. Burns Age 44 Director since 2002	Ms. Burns became a Director of the Company in 2002. Ms. Burns is President of the Business Group Operations and Corporate Senior Vice President of Xerox Corporation. Ms. Burns joined Xerox in 1980, subsequently advancing through several engineering and management positions. Ms. Burns served as Vice President and General Manager, Departmental Business Unit from 1997 to 1999, Senior Vice President, Worldwide Manufacturing and Supply Chain Services from 1999 to 2000, Senior Vice President, Corporate Strategic Services from 2000 to October 2001 and President of Document Systems and Solutions Group from October 2001 until her most recent appointment in January 2003. She serves on the Boards of Directors of Banta Corporation, the National Association of Manufacturers, the University of Rochester and the Rochester Business Alliance. Ms. Burns earned a Bachelor of Science degree from Polytechnic Institute of New York and a Master of Science degree in mechanical engineering from Colombia University.

Joseph A. Ciffolillo Age 64 Director since 1992	Mr. Ciffolillo joined the Company in 1983 as President of Medi-tech, Inc. During his tenure at the Company, he also served as President of Microvasive, Inc. and as Executive Vice President and Chief Operating Officer from 1989 until his retirement in 1996. In 1992, Mr. Ciffolillo became a director of the Company. Previously, Mr. Ciffolillo spent twenty years with Johnson & Johnson where he held a number of management positions including President, Johnson & Johnson Orthopedic Company. Mr. Ciffolillo is a member of the Spray Venture Fund Investment Committee and a member of the Board of Directors of MedSource Technologies, Inc. He also serves on a number of for-profit and not-for-profit boards. Mr. Ciffolillo is Chairman of the Advisory Board of the Health Science Technology Division of Harvard University and the Massachusetts Institute of Technology. He is also Chairman of the President’s Council of the Massachusetts General Hospital and a Director of South Coast Health Systems. Mr. Ciffolillo received his B.A. from Bucknell University, where he also serves as a Member of the Board of Trustees.

Class III Directors (Term Expires 2004)

Marye Anne Fox Age 55 Director since 2001	Dr. Fox became a Director of the Company in October 2001. Dr. Fox is Chancellor of North Carolina State University and Distinguished University Professor of Chemistry. From 1976 to 1998, she was a member of the faculty at the University of Texas, where she taught chemistry and held the Waggoner Regents Chair in Chemistry from 1991 to 1998. She served as the University’s Vice President for Research from 1994 to 1998. Dr. Fox is the Co-Chair of the National Academy of Sciences’ Government-University-Industry Research Roundtable and serves on President Bush’s Council of Advisors on Science and Technology. She has served as the Vice Chair of the National Science Board. She also serves on the boards of a number of other scientific, technological and civic organizations, and is a member of the Boards of Directors of Red Hat Corp., Pharmaceutical Product Development, Inc., Burroughs-Wellcome Trust and the Camille and Henry Dreyfus Foundation. Dr. Fox also serves on the Board of Directors of W.R. Grace Co., a specialty chemical company that filed a petition for reorganization under Chapter 11 of the Federal Bankruptcy Code in April 2001. She has been honored by a wide range of educational and professional organizations, and she has authored more than 350 publications, including five books. Dr. Fox holds a B.S. in Chemistry from Notre Dame College, an M.S. in Organic Chemistry from Cleveland State University, and a Ph.D. in Organic Chemistry from Dartmouth College.

N.J. Nicholas, Jr. Age 63 Director since 1992	Mr. Nicholas is a private investor. Previously, he served as President of Time, Inc. from September 1986 to May 1990 and Co-Chief Executive Officer of Time Warner, Inc. from May 1990 until February 1992. Mr. Nicholas is a director of Xerox Corporation and Priceline.com. He has served as a director of Turner Broadcasting and member of the President’s Advisory Committee for Trade Policy and Negotiations and the President’s Commission on Environmental Quality. Mr. Nicholas is also Chairman of the Advisory Board of the Columbia University Graduate School of Journalism, a Trustee of the Environmental Defense Fund and a member of the Council on Foreign Relations. Mr. Nicholas received an A.B. degree from Princeton University and an M.B.A. degree from Harvard Business School. He is also the brother of Peter M. Nicholas, Chairman of the Board of the Company.

What committees has the Board established?

      As of December 31, 2002, the Board of Directors had standing Audit, Executive Compensation and Human Resources, Governance and Strategic Investment Committees. Membership on each committee is set forth in the following table.

BOARD COMMITTEE MEMBERSHIP
As of February 1, 2003

Executive
Compensation
		and Human		Strategic
	Audit	Resources	Governance	Investment
Name	Committee	Committee	Committee	Committee

John E. Abele
Ursula M. Burns		*		*
Joseph A. Ciffolillo		*		*
Joel L. Fleishman	*		*
Marye Anne Fox	*			*
Ray J. Groves		*	*
Lawrence L. Horsch		*
Ernest Mario	*			*
N.J. Nicholas, Jr.				*
Peter M. Nicholas			*
Uwe E. Reinhardt	*		*
Warren B. Rudman	*		*
James R. Tobin				*

      Audit Committee. The Audit Committee met seven times during fiscal year 2002. The primary functions of the Audit Committee are to provide assistance to the Board of Directors in fulfilling its responsibilities relating to corporate accounting, internal control, independent audit and reporting practices and to maintain, by way of regularly scheduled meetings, a direct line of communication among the directors, management, the Company’s internal auditors and the Company’s independent auditors. The Audit Committee recommends the selection of the Company’s independent auditors, evaluates their independence and reviews the reports and other services provided by the independent auditors. The Audit Committee is also responsible for monitoring the Company’s adherence to established corporate policies, codes and practices. The Audit Committee is governed by a written charter adopted by the Board of Directors which is subject to review on an annual basis. In accordance with the rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange, Inc., the Audit Committee Report can be found on page 22 of this Proxy Statement.

      Executive Compensation and Human Resources Committee. The Executive Compensation and Human Resources Committee (the “Compensation Committee”) met seven times during fiscal year 2002. As outlined in its charter, the Committee is responsible for granting stock options and other awards to the Company’s key employees, administering the Company’s incentive plans and reviewing and recommending the compensation of the Company’s executive officers. The Compensation Committee is also responsible for overseeing the process of succession planning and management development within the Company.

      Governance Committee. The Governance Committee met five times during fiscal year 2002. Pursuant to its charter, the Governance Committee has responsibility for recommending nominees for election and re-

election to the Board, ensuring that Board nominations are consistent with the needs of the Company, reviewing the independence and performance of all members of the Board, recommending Board committee assignments, reviewing and recommending Board policies and procedures, and assessing Board performance. In addition, the Governance Committee is responsible for recommending to the Board candidates for Chief Executive Officer, evaluating the performance of the Chief Executive Officer, and developing an ongoing succession plan for the Chief Executive Officer. The Board has adopted a Corporate Governance Manual which outlines the role, responsibilities and structure of the Board and its committees. In its charter, the Governance Committee is charged with reviewing the Corporate Governance Manual on an annual basis.

      Strategic Investment Committee. The Strategic Investment Committee met five times during fiscal year 2002. The primary role of this Committee is to provide a forum within the Board to review the Company’s long-term strategic objectives, as well as its shorter-term acquisition and investment strategies and how these shorter-term activities fit within the Company’s overall business objectives. In its charter, the Committee is charged with providing Board oversight of the Company’s strategic planning and activities, approving strategic transactions for which the Board has delegated authority, and making recommendations to the Board regarding larger transactions. In addition, the Committee has responsibility to review periodically with management the Company’s strategic business objectives and the manner in which transactional activity can contribute to the achievement of those objectives, and to review with management on a regular basis contemplated strategic opportunities. The Committee is further charged with conducting periodic reviews of completed transactions for the purposes of assessing the degree of success achieved, testing the extent to which the projections and other assumptions relied upon in approving transactions have been borne out, identifying the factors differentiating more successful transactions from less successful ones and evaluating the strategic contributions resulting from these transactions.

How often did the Board meet in 2002?

      The Board met five times in fiscal year 2002. Each director attended more than 75% of the meetings of the Board and of the Committees on which he or she served with the exception of Ms. Burns and Dr. Reinhardt.

How are the Company’s directors compensated?

Employee Directors. Directors who are also employees of the Company receive no additional compensation for serving on the Board or its Committees.

Non-employee Directors. The Company compensated its non-employee directors as follows:

(1)	an annual retainer of $35,000;

(2)	an annual fee of $5,000 for each Board Committee chaired by the non-employee director;

(3)	an annual option grant of 2,000 shares of Boston Scientific common stock; and

(4)	an annual grant of 2,000 shares of restricted Boston Scientific common stock.

      Options to purchase common stock are granted to non-employee directors at the fair market value on the date of the grant. The options become exercisable in three approximately equal installments commencing on the first anniversary of the date of grant, and have a ten-year term. Non-employee directors are also granted an annual restricted stock award, the shares of which become free from restriction upon the expiration of each director’s current term of office. The annual option grant and restricted stock awards are generally made on the date of each Annual Meeting, but if a director is elected to the Board on a date other than the Annual Meeting, an option grant and restricted stock award is made on the date the director is first elected to the

Board. Non-employee directors may defer receipt of the annual retainer, Committee chair fees and restricted stock award under the Company’s Deferred Compensation Program, which allows these amounts to be invested in common stock equivalents as well as other investment options.

Arrangements for the Election of Directors.

      The Company does not have any current arrangements relating to the election of directors to its Board.

Related Party Transactions

      In light of the global nature of the Company’s business and current air travel security issues, the Company completed, in January 2002, the acquisition of an aircraft for $19,362,500. The aircraft was previously owned by the Company’s Chairman of the Board. The transaction closed in the first quarter of 2002. The purchase price was based on a third party, independent appraisal, which the Company believes is at a value consistent with an arm’s-length transaction. The Company currently operates the aircraft out of an airport hangar which is affiliated with the Chairman. The Company does not pay rent for the hangar space.

      The Company has business arrangements with MedSource Technologies, Inc., a supplier and manufacturer of medical device components and products, of which Mr. Ciffolillo is a director. Amounts paid by the Company to MedSource during 2002 were approximately $14 million.

      The Company also has arrangements in the ordinary course of business with Marsh & McLennan Companies, Inc. with which Mr. Ray Groves is affiliated. Amounts paid to Marsh & McLennan Companies, Inc. for insurance brokerage services during 2002 were less than $465,000.

EXECUTIVE OFFICERS

Who are the Company’s executive officers as of March 31, 2003?

Name	Title

James R. Tobin	Director, President and Chief Executive Officer
Lawrence C. Best	Senior Vice President — Finance & Administration and Chief Financial Officer
Fredericus A. Colen	Senior Vice President and Chief Technology Officer
Paul Donovan	Vice President, Corporate Communications
Paul A. LaViolette	Senior Vice President and Group President, Cardiovascular
Robert G. MacLean	Senior Vice President — Human Resources
Stephen F. Moreci	Senior Vice President and Group President, Endosurgery
Dennis A. Ocwieja	Senior Vice President, Regulatory Affairs
Paul W. Sandman	Senior Vice President, Secretary and General Counsel
James H. Taylor, Jr.	Senior Vice President — Corporate Operations

      On February 25, 2003, Dennis A. Ocwieja, Senior Vice President, Regulatory Affairs, became an executive officer of the Company. Biographical information concerning the Company’s executive officers can be found under the caption “Directors and Executive Officers of the Company” in the Company’s 2002 Annual Report on Form 10-K, which is incorporated by reference in this Proxy Statement. Stockholders may obtain a copy of this report, without exhibits, for no charge by requesting it in writing from the Company at Boston Scientific Corporation, One Boston Scientific Place, Natick, Massachusetts 01760-1537, Attention: Investor Relations.

      In addition, copies of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge through the Company’s website (www.bostonscientific.com) as soon as reasonably practicable after the Company electronically files the material with or furnishes it to the Securities and Exchange Commission. The Company’s Code of Conduct, which applies to all employees and officers of the Company, including the Chief Executive Officer and Chief Financial Officer, is also available on the Company’s web site. Printed copies of these materials are available free of charge to shareholders who request them in writing from Investor Relations. Information on the Company’s website or connected thereto is not incorporated by reference into this Proxy Statement.

How were the Company’s executive officers compensated in 2002?

      The following tables show salaries, bonuses, options and other compensation paid during the last three years, options granted in 2002 and options exercised in 2002 for the Chief Executive Officer and the next four most highly compensated executive officers of the Company (the “Named Officers”).

SUMMARY COMPENSATION TABLE

As of December 31, 2002

					Long Term
					Compensation Award
		Annual Compensation (1)
						Shares
				Other Annual	Restricted	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation	Stock (2)	Stock Options	Compensation (3)

James R. Tobin(4,5)	2002	$795,038	$795,350	$49,847	0	0 (5)	$11,160
President and	2001	$763,069	$610,000	—	0	45,000	$10,260
Chief Executive Officer	2000	$729,996	$408,798	—	0	930,000	$14,661

Lawrence C. Best	2002	$550,014	$541,734	—	0	60,000	$8,760
Senior Vice President—	2001	$435,011	$369,096	—	0	30,000	$7,860
Finance & Administration and	2000	$415,001	$249,001	—	$368,000	770,000	$7,113
Chief Financial Officer

Fredericus A. Colen(6)	2002	$350,002	$344,612	—	0	60,000	$37,573
Senior Vice President	2001	$315,016	$320,942	—	0	95,000	$6,549
and Chief Technology	2000	—	—	—	—	—	—
Officer

Paul A. LaViolette	2002	$428,064	$404,791	—	0	60,000	$24,677
Senior Vice President	2001	$400,026	$390,323	—	0	30,000	$24,643
and Group President,	2000	$385,008	$207,904	—	$368,000	320,000	$25,431
Cardiovascular

Paul W. Sandman	2002	$375,003	$369,418	—	0	60,000	$27,620
Senior Vice President,	2001	$345,010	$292,732	—	0	25,000	$28,816
Secretary and General	2000	$326,040	$234,739	—	$368,000	275,000	$31,718
Counsel

(1)	The Company annually provides executive officers an executive benefit package, in addition to regular employee benefits such as contributory health insurance, consisting of:

         • executive life insurance; and

•	an allowance in the amount of $25,000 for other perquisites such as company cars, medical examinations and financial, estate and tax planning services

(2)	On January 3, 2000, Messrs. Best, LaViolette and Sandman received awards of restricted common stock each in the amount of 16,000 shares vesting in three nearly equal installments beginning with the first anniversary of the award. The awards are subject to certain tax withholding and forfeiture provisions and each underlying share would be entitled to receive dividends if the Company declares and pays dividends on its common stock. The amounts reflected in this table represent the value of the restricted stock award on the date of grant, based on the last reported sales price of the Company’s common stock on the New York Stock Exchange ($23.00). As of December 31, 2002, Messrs. Best, LaViolette and Sandman each held 5,333 shares of restricted stock valued at $226,759.

SUMMARY COMPENSATION TABLE — (continued)

As of December 31, 2002

(3)	The following amounts paid to or on behalf of the Named Officers is included in the table under the caption “All Other Compensation”:

	Company Match	Net
	(401(k) Plan)	Premium*	Premium Paid**

James R. Tobin	$6,000	$5,160	—
Lawrence C. Best	$6,000	$2,760	—
Fredericus A. Colen	$6,000	—	$31,573
Paul A. LaViolette	$6,000	—	$18,677
Paul W. Sandman	$6,000	—	$21,620

*	Net Premium represents the net cost on an actuarial basis to the Company of premiums paid in early 2002 on behalf of Messrs. Colen, LaViolette, Nicholas and Sandman for split dollar life insurance which will be recovered by the Company at a later date.

**	Premium Paid represents amounts paid by the Company on behalf of Messrs. Tobin and Best for term life insurance.

(4)	Amounts reflected in Mr. Tobin’s Other Annual Compensation column represent personal use of company-owned aircraft.

(5)	For 2002, Mr. Tobin was granted, on February 25, 2003, an option to purchase 100,000 shares of common stock of the Company. The option was granted at the fair market value on the date of grant.

(6)	Mr. Colen became an executive officer of the Company in July 2001.

2002 OPTION/SAR GRANTS

		Percent of			Potential Realizable Value
	Number of	Total			at Assumed Annual Rates of
	Shares	Options			Stock Price Appreciation for
	Underlying	Granted to	Exercise or		Option Term(3)
	Options	Employees in	Base Price	Expiration
Name	Granted(1)	2002(2)	per Share	Date	5%	10%

James R. Tobin	0	—	—	—	—	—
Lawrence C. Best	60,000	1.12%	$42.51	12/9/12	$1,604,059	$4,065,000
Fredericus A. Colen	60,000	1.12%	$42.51	12/9/12	$1,604,059	$4,065,000
Paul A. LaViolette	60,000	1.12%	$42.51	12/9/12	$1,604,059	$4,065,000
Paul W. Sandman	60,000	1.12%	$42.51	12/9/12	$1,604,059	$4,065,000

(1)	Options to purchase shares of common stock were granted to the Named Officers listed above on December 9, 2002 at the fair market value on the date of grant and vesting over four years in equal annual installments on the anniversary date of the grant.

(2)	In 2002, options to purchase 5,373,479 shares of the Company’s common stock were granted to key employees of the Company.

(3)	These columns represent hypothetical future values of the Company’s common stock obtainable upon exercise of stock options, net of the option’s exercise price, assuming that the market price of the Company’s common stock appreciates at a five and ten percent compound annual rate over the ten-year term of the options. The five and ten percent rates of stock price appreciation are presented as examples pursuant to the rules and regulations of the Securities and Exchange Commission and do not necessarily reflect management’s assessment of the Company’s future stock price performance.

TOTAL 2002 OPTION/ SAR EXERCISES AND YEAR-END OPTION/ SAR VALUES

As of December 31, 2002

	Shares
	Acquired on	Value	Number	Number	Value	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable(1)	Unexercisable(1)

James R. Tobin	25,000	$673,000	1,176,250	773,750	$21,475,088	$13,354,538
Lawrence C. Best	0	$0	2,586,961	539,167	$70,302,067	$10,005,918
Fredericus A. Colen	0	$0	182,500	227,500	$4,005,050	$4,512,350
Paul A. LaViolette	139,000	$3,467,815	560,333	261,667	$13,140,685	$4,424,904
Paul W. Sandman	0	$0	460,916	232,084	$10,884,926	$3,830,208

(1)	These values reflect the difference between the exercise price per share of in-the-money options and the last reported sales price ($42.52) of the Company’s common stock on the New York Stock Exchange on December 31, 2002, the last trading day of 2002, multiplied by the applicable number of shares underlying the options.

Do the Company’s executive officers have any special employment, termination of employment or change-in-control arrangements?

      James R. Tobin serves as President and Chief Executive Officer of the Company pursuant to a letter agreement dated March 17, 1999. The agreement provides for an initial base salary of $700,000 and an option grant of 1,000,000 shares of common stock. The option vests over a period of five years and provides for accelerated vesting if Mr. Tobin is terminated without cause by the Company. The exercise price of the option is the market price on the date of the grant.

      Lawrence C. Best serves as Senior Vice President — Finance and Administration and Chief Financial Officer of the Company pursuant to a letter agreement dated June 22, 1992. The agreement establishes the principal responsibilities of Mr. Best and provides for minimum annual base salary of $300,000 and minimum annual bonus of $25,000. In addition, the agreement provides for the grant of stock options to Mr. Best generally consistent with the terms of the Company’s 1992 Long-Term Incentive Plan, but providing for accelerated vesting upon termination without cause or following a material reduction in position, salary or responsibilities.

      During 2000, the Company provided a home improvement loan in the amount of $400,000 to Paul A. LaViolette. Senior Vice President and Group President, Cardiovascular. The principal balance on the loan bears interest at the then-current applicable federal rate for medium term notes (approximately 6%) until the principal balance is paid in full. Principal, together with interest compounded quarterly, is due and payable in October 2005.

      As former executive officers and current employees of the Company, John E. Abele and Peter M. Nicholas receive regular employee benefits, such as contributory health insurance, and are eligible to participate in most employee programs, such as the stock incentive program. Messrs. Abele and Nicholas also continue to receive a benefit package which consists of executive life insurance and an allowance of $25,000 per year for perquisites such as medical examinations, company cars and estate and tax planning services. In addition, the Company provides Messrs. Abele and Nicholas with long-term care coverage and supplemental medical coverage. The Company also provides Mr. Nicholas with transportation services.

      In addition to these agreements, key executives of the Company, including the Named Officers, have retention agreements with the Company. In general, the retention agreements entitle key executives to a lump sum payment of three times the executive’s base salary and assumed on-plan incentive bonus (or prior year’s bonus, if higher), if either the executive’s employment is terminated (other than for cause) or his duties are diminished following a change in control. The executive will also be entitled to continuation of health and other welfare benefits for three years. In addition, the Company will compensate the executive for any excise tax liability he may incur by reason of payments made under the agreement.

      All stock options granted to executive officers, including the Named Officers, under the Company’s 1992, 1995 and 2000 Long-Term Incentive Plans will become immediately exercisable in the event of a “change in control” or “Covered Transaction” as defined in each Plan. Additionally, under certain circumstances in the event of a change in control or Covered Transaction, options granted under (i) the Company’s 1992 Long-Term Incentive Plan prior to October 30, 2001 will become immediately exercisable and the value of all outstanding stock options will be cashed out, (ii) the Company’s 1995 Long-Term Incentive Plan prior to October 30, 2001 will, unless otherwise determined by the Compensation Committee, become immediately exercisable and automatically converted into an option or other award of the surviving entity, and (iii) the Company’s 2000 Long-Term Incentive Plan prior to December 2000 will become immediately exercisable and/or converted into an option or other award of the surviving entity. In the event of a merger, consolidation or substantial asset sale where the Company is not the surviving entity, Mr. Best’s initial stock option agreements authorize the Board of Directors to either make his options exercisable in full prior to a change of control or to have the surviving corporation grant replacement options.

REPORT ON EXECUTIVE COMPENSATION FOR 2002 BY THE EXECUTIVE

COMPENSATION AND HUMAN RESOURCES COMMITTEE

What is the Company’s executive compensation philosophy?

      The Company’s compensation programs are designed to motivate, reward and retain executive talent of the caliber necessary to provide long-term growth opportunities for the Company’s stockholders.

      Executives are principally compensated through base salary, performance-based annual bonus and periodic long-term option grants. This three-part compensation approach enables the Company to remain competitive with its industry peers while ensuring that executive officers are appropriately incentivized to deliver short-term results while creating sustainable long-term stockholder value. The Compensation Committee has chosen to put a significant portion of the Company’s executives’ pay “at risk,” with targets consistent with those typically established by other high performing organizations with which the Company competes and the Company’s strategic plan.

      In evaluating and establishing rates of base, bonus and long-term incentive pay, the Compensation Committee has periodically sought the assistance of independent compensation consultants who, among other things, have assembled information concerning compensation levels and philosophies adopted by companies in the same market for executive talent. In particular, the independent consultants have compared the Company’s total compensation program, which includes base salary, annual bonus pay, long-term performance incentives, perquisites and executive benefits with programs offered by other companies of comparable size and employee populations in the medical device, high technology and biotechnology businesses. The consultants also have looked at compensation levels and programs established by general industrial companies with similar corporate revenues.

      Fiscal 2002 executive compensation levels and targets were set giving due consideration to the size and complexity of the Company’s business and are believed to be in line with the Company’s competition. No third party review was sought for executive compensation levels established for 2003, although the Company has engaged an independent compensation consultant to review during 2003 its executive compensation practices and philosophies as well as the impact of the Sarbanes-Oxley Act on executive compensation.

Executive Base Salary for 2002

      Salaries paid to executive officers (other than the Chief Executive Officer and Chairman of the Board) are based upon recommendations of the Chief Executive Officer presented to the Compensation Committee for approval or modification. In general, base salaries are set at levels consistent with the average rate paid by the Company’s competitors.

      To remain competitive in the industry and to acknowledge individual officers’ contributions and objectives, modest base salary increases for executive officers (other than the Chairman of the Board) were approved for 2002 by the Compensation Committee, as recommended by the Chief Executive Officer. More significant increases were paid to certain executive officers who had materially expanded responsibilities in 2002. In addition, during 2002, the Chief Executive Officer recommended, and the Compensation Committee approved, off-cycle base salary increases to a limited number of executive officers based on the achievement of certain measures of performance and expanded responsibility.

Performance-Based Annual Bonus for 2002

      The Company’s Performance Bonus Award Program for salaried personnel seeks to provide pay for performance by linking bonus awards to both Company and individual performance through a range of award opportunities which depend upon the level of achievement of quarterly Company and individual objectives. Corporate achievement is measured on a quarterly basis against sales and profitability goals through a matrix of revenue and net income objectives to create a range of bonus award opportunities. Individual achievement for an executive officer is measured by comparing the performance of the strategic corporate functions for which each executive officer is responsible against the business plan of the Company. Generally, annual bonus pay at the executive level is weighted toward overall corporate performance in accordance with the Committee’s belief that a principal function of executive personnel is to increase overall stockholder value. Actual bonus amounts for executive officers in 2002 exceeded targeted payouts as corporate performance exceeded the pre-established objectives.

Long Term Incentive Grants in 2002

      The Company’s broad-based stock option program is intended to attract, retain and motivate key employees for the long term. The Company has sought to coordinate and strengthen its stock incentive program in light of its history of acquisitions and mergers to eliminate inconsistencies among the various programs previously in place at acquired companies and to establish common objectives for all eligible employees. The Compensation Committee has approved, upon management recommendation, nonqualified stock option grants deep into the organization and across businesses in amounts appropriate for each individual’s level of responsibility and ability to affect the achievement of overall corporate objectives. Options are typically granted at fair market value as of the date of grant and vest over a period of three to five years. They are exercisable until the tenth anniversary of the date of grant or until the expiration of various limited time periods following termination of employment.

      In accordance with the Company’s annual practice, executive officers were considered for and given stock option grants in December 2002. These options were granted at fair market value as of the date of grant and vest over four years. For 2002, the total number of shares granted under the Company’s incentive plans was set at lower amounts as compared to the Company’s historical practice.

How was the Company’s Chief Executive Officer compensated in 2002?

      Mr. Tobin was appointed President and Chief Executive Officer in March 1999. Pursuant to his employment contract, Mr. Tobin’s 1999 base salary was set at a level consistent with the Company’s historical compensation practices. Since then, the Compensation Committee has approved moderate increases in Mr. Tobin’s salary for the years 2001 and 2002. Mr. Tobin participates in the Company’s Performance Bonus Award Program. Actual bonus amounts in 2002 exceeded targeted payouts as corporate performance exceeded the pre-established objectives. Mr. Tobin also participated in the Company’s stock incentive program during 2001 and 2002. For 2002, Mr. Tobin was granted an option to purchase shares of common stock of the Company at the fair market value on the date of grant consistent with the stock incentive program currently in place for employees generally. The shares vest over a period of four years in equal annual installments beginning with the first anniversary of the date of grant and expire in ten years.

How is the Company addressing Internal Revenue Code limits on deductibility of compensation?

      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation’s chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. Generally, the Company has structured performance-based components of the compensation paid to its executive officers in a manner intended to satisfy these requirements without negatively affecting the Company’s overall compensation strategy. The Company’s 1995 and 2000 Long-Term Incentive Plans, as well as the proposed 2003 Long-Term Incentive Plan, incorporate provisions intended to comply with Section 162(m) of the Code. For 2002, the Company elected to implement the compensation and performance bonus award program described above taking into account the limitations imposed by Section 162(m) but without specific attempts to comply with the statute.

      This Report on Executive Compensation does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing with the Securities and Exchange Commission, except to the extent the Company specifically incorporates this Report by reference into another Company filing.

Members of the Executive Compensation and Human Resources Committee

LAWRENCE L. HORSCH, Chairman JOSEPH A. CIFFOLILLO	URSULA M. BURNS RAY J. GROVES

Compensation Committee Interlocks and Insider Participation

      The members of the Executive Compensation and Human Resources Committee (“Compensation Committee”) are Lawrence L. Horsch, Ursula M. Burns, Joseph A. Ciffolillo and Ray J. Groves. No member was an officer, or employee of the Company at any time during 2002. Mr. Ciffolillo was an executive officer of the Company until his retirement in 1996. To the Company’s knowledge, there were no other relationships involving members of the Compensation Committee or other directors of the Company which require disclosure in this Proxy Statement.

REPORT FOR 2002 BY THE AUDIT COMMITTEE

      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors and has other responsibilities set forth in the Audit Committee Charter. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed with management the audited financial statements to be incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

      The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61). In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board (including Independence Standards Board Standard No. 1) and considered the compatibility of non-audit services with the auditors’ independence.

      The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

      In reliance on the reviews and discussions referred to above the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission. The Committee has also recommended to the Board of Directors the selection of Ernst & Young LLP as the Company’s independent auditors for 2003.

      This Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing with the Securities and Exchange Commission, except to the extent the Company specifically incorporates this Report by reference into another Company filing.

Members of the Audit Committee

JOEL L. FLEISHMAN, Chairman ERNEST MARIO WARREN B. RUDMAN	MARYE ANNE FOX UWE E. REINHARDT

STOCK PERFORMANCE GRAPH

      The graph below compares the five-year total return to stockholders on Boston Scientific common stock with the return of the Standard & Poor’s 500 Stock Index and the Standard & Poor’s Healthcare (Medical Products and Supplies) Index. The graph assumes $100 was invested in the Company’s common stock and in each of the named indices on January 1, 1998 and that all dividends were reinvested.

	Dec. 97	Dec. 98	Dec. 99	Dec. 00	Dec. 01	Dec. 02

Boston Scientific Corporation	$100	$116.89	$95.37	$59.67	$105.16	$185.37
Healthcare (Medical Products and Supplies) Index	$100	$141.59	$130.52	$191.60	$181.88	$158.86
S&P 500 Index	$100	$128.58	$155.63	$141.46	$124.65	$97.10

Proposal 2: Approval of the Boston Scientific Corporation 2003 Long-Term Incentive Plan.

      You are being asked to approve the Boston Scientific Corporation 2003 Long-Term Incentive Plan (the “Incentive Plan”). This plan, if approved, will provide the framework for future long-term compensation awards to the Company’s key employees, such as stock options and awards of restricted stock. Equity incentives form an integral part of the compensation paid to many Company employees, particularly those in positions of key importance to the Company. The plan’s approval is critical to the Company’s ability to continue to attract and retain highly motivated and qualified employees, particularly in the competitive labor market that exists today in our industry.

      The Board of Directors of the Company has reviewed and approved the Incentive Plan, and recommends that stockholders approve the Incentive Plan.

      The Incentive Plan provides for the grant of restricted or unrestricted common stock, options to acquire common stock, share appreciation rights, performance awards and other stock and non-stock awards (collectively, “Awards”) under the direction of the Executive Compensation and Human Resources Committee (the “Compensation Committee”) of the Board. The Compensation Committee consists solely of non-employee directors. An aggregate of 25,000,000 shares of the Company’s common stock, $.01 par value per share, has been reserved for issuance under the Incentive Plan.

      The Incentive Plan supplements the Company’s 1995 and 2000 Long-Term Incentive Plans. Shares of common stock remaining available for grant under these earlier plans are almost exhausted. The Incentive Plan is substantially similar to the 2000 Long-Term Incentive Plan. The material features of the Incentive Plan are summarized below.

      Administration. The Incentive Plan will be administered by the Compensation Committee of the Board of Directors, which consists of two or more non-employee Directors. The current members of the Compensation Committee are Lawrence L. Horsch, Ursula M. Burns, Joseph A. Ciffolillo and Ray J. Groves. Subject to the terms of the Incentive Plan, the Compensation Committee has full authority to administer the Incentive Plan in all respects, including: (i) selecting the individuals who are to receive Awards under the Incentive Plan; (ii) determining the specific form of any Award; (iii) setting the specific terms and conditions of each Award; and (iv) creating subplans for non-U.S. participants. The Company’s senior legal and human resources representatives are also authorized to take ministerial actions as necessary to implement the Incentive Plan and Awards issued under the Incentive Plan.

      Eligibility. Employees, directors and other individuals who provide services to the Company, its affiliates and subsidiaries who, in the opinion of the Compensation Committee, are in a position to make a significant contribution to the success of the Company, its affiliates and subsidiaries are eligible for Awards under the Incentive Plan.

      Amount of Awards. The value of shares or other Awards to be granted to any recipient under the Incentive Plan are established by the Compensation Committee and are not presently determinable. However, the Incentive Plan restricts the number of shares and the value of Awards not based on shares which may be granted to any individual during a calendar year or performance period. In particular, the Incentive Plan limits to 2,000,000 the number of shares for which options, stock appreciation rights or other stock Awards may be granted to an individual in a calendar year and limits to $2,500,000 the value of non-stock-based Awards that may be paid to an individual with respect to a performance period. These restrictions were adopted by the Board of Directors primarily as a means of complying with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which deals with the deductibility of compensation for any of the chief executive officer and the four other most highly-paid executive officers, and are not indicative of historical or contemplated Awards made or to be made to any individual under the Incentive Plan.

      Stock Options. The Incentive Plan authorizes the grant of options to purchase shares of common stock, including options to employees intended to qualify as incentive stock options within the meaning of Section 422 of the Code, as well as non-statutory options. The term of each option will not exceed ten years and each option will be exercisable at a price per share not less than 100% of the fair market value of a share of common stock on the date of the grant. Generally, optionees will pay the exercise price of an option in cash or by check, although the Compensation Committee may permit other forms of payment including payment through the delivery of shares of common stock. Options granted under the Incentive Plan are generally not transferable (except at death or as gifts to certain Family Members (as defined in the Incentive Plan)). At the time of grant or thereafter, the Compensation Committee may determine the conditions under which stock options vest and remain exercisable. The exercise price for any Stock Option granted under the Incentive Plan may not be decreased after the grant of the Option without shareholder approval.

      Unless otherwise determined by the Compensation Committee, unexercised options will terminate if the holder ceases for any reason to be associated with the Company, its affiliates and subsidiaries. Options generally remain exercisable for a specified period following termination for reasons other than for Cause, particularly in circumstances of death, Disability and Retirement. In the event of a Change in Control of the Company, options become immediately exercisable and may be converted into options for securities of the surviving party as determined by the Compensation Committee.

      Other Awards. The Compensation Committee may grant stock appreciation rights which pay, in cash or common stock, an amount generally equal to the difference between the fair market values of the common stock at the time of exercise of the right and at the time of grant of the right. In addition, the Compensation Committee may grant Awards of shares of common stock at a purchase price less than fair market value at the date of issuance, including zero. A recipient’s right to retain these shares may be subject to conditions established by the Compensation Committee, if any, such as the performance of services for a specified period or the achievement of individual or Company performance targets. The Compensation Committee may also issue shares of common stock or authorize cash or other payments under the Incentive Plan in recognition of the achievement of certain performance objectives or in connection with annual bonus arrangements.

      Performance Criteria. The Compensation Committee may condition the exercisability, vesting or full enjoyment of an Award on specified Performance Criteria. For purposes of Performance Awards (as defined in the Incentive Plan) that are intended to qualify for the performance-based compensation exception under Code Section 162(m), Performance Criteria means an objectively determinable measure of performance relating to any of the following as specified by the Compensation Committee (determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): (i) sales; revenues; assets; liabilities; costs; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or other items, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; working capital requirements; stock price; stockholder return; sales, contribution or gross margin, of particular products or services; particular operating or financial ratios; customer acquisition, expansion and retention; or any combination of the foregoing; or (ii) acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) and refinancings; transactions that would constitute a change of control; or any combination of the foregoing. Performance Criteria measures and targets determined by the Compensation Committee need not be based upon an increase, a positive or improved result or avoidance of loss.

      Amendments. The Compensation Committee may amend the Incentive Plan or any outstanding Award for any purpose permitted by law, or may at any time terminate the Incentive Plan as to future grants of

Awards. The Compensation Committee may not, however, increase the maximum number of shares of common stock issuable under the Incentive Plan or reprice an option granted under the Incentive Plan without shareholder approval. To the extent the Compensation Committee desires the Incentive Plan to qualify under the Code, certain amendments may require shareholder approval.

      Federal Tax Treatment of Options under the Incentive Plan. Under the applicable Code provisions, an employee will generally recognize no income subject to federal income taxation upon either the grant or exercise of incentive stock options, although some optionees may be subject to an alternative minimum tax on the difference between the fair market value at the date of exercise and the exercise price. The Company will not be entitled to a deduction for federal income tax purposes as a result of the grant or exercise of the option. Generally, if an optionee disposes of shares of common stock issued upon exercise of an incentive stock option more than two years from the date the option was granted and more than one year after the exercise of the option, any gain on the disposition of the option shares, equal to the difference between the sales price and the option exercise price, will be treated as a long-term capital gain. In that case, the Company would not be entitled to a deduction at the time the optionee sells the option shares. The Company has not typically granted incentive stock options.

      No taxable income will be recognized by an optionee upon the grant of a non-statutory stock option under the Incentive Plan and the Company will not be allowed a deduction at that time. Upon the exercise of the option, however, the amount, if any, by which the fair market value of the shares on the date of exercise exceeds the option price will be treated as ordinary income to the optionee in the year of exercise. Subject to compliance with applicable tax reporting requirements, the Company will be allowed an income tax deduction in the year of exercise of the option in an amount equal to the amount the optionee recognizes as ordinary income. Capital gains taxes may be payable by the Optionee on the subsequent sale of the option shares.

      The affirmative vote of the holders of a majority of the shares of common stock represented and voting at the meeting is required to approve the Incentive Plan.

      A copy of the Boston Scientific Corporation 2003 Long-Term Incentive Plan is attached to this Proxy Statement. Capitalized terms not defined above have the meanings assigned to them in the Incentive Plan.

      The Board of Directors considers Proposal No. 2 to be in the best interests of the Company and its stockholders and recommends that you vote “FOR” the approval of the Boston Scientific Corporation 2003 Long-Term Incentive Plan.

Equity Compensation Plans

      The following table summarizes information, as of December 31, 2002, relating to equity compensation plans of the Company pursuant to which grants of options, restricted stock grants or other rights to acquire shares may be granted from time to time. The information presented below does not include information relating to shares to be granted under the proposed 2003 Long-Term Incentive Plan.

Number of
	securities to be		Number of
	issued upon		securities remaining
	exercise of		available for future
	outstanding	Weighted average	issuance under
	options,	exercise price of	equity compensation
	warrants	outstanding options,	plans (excluding
	and rights	warrants and rights	securities reflected
Plan Category	(a)	(b)	in column (a)) (c)

Equity compensation plans approved by security holders (1)	40,550,341	$25.09	3,949,812
Equity compensation plans not approved by security holders (2,3)	1,003,128	$5.19	0

Total	41,553,469	$24.61	3,949,812

(1)	Amount includes outstanding options under the Boston Scientific Corporation 1992, 1995 and 2000 Long-Term Incentive Plans and the 1992 Non-Employee Directors’ Stock Option Plan. Amount in column (c) includes 2,693,891 number of shares available for purchase by employees under the Global Employee Stock Ownership Plan, which are not available for grant in any other form. Both the 1992 Long-Term Incentive and 1992 Non-Employee Directors’ Stock Option Plans expired on March 31, 2002, after which time grants were only issued under the 1995 and 2000 Long-Term Incentive Plans.

(2)	Shares included in column (a) represent outstanding options approved by the Board and granted to the Chief Financial Officer pursuant to a letter agreement between the Company and Mr. Best (Exhibit 10.11, Annual Report on Form 10-K for the year ended December 31, 1993, File No. 1-11083). The options granted were generally consistent with the terms of the Company’s 1992 Long-Term Incentive Plan, but provided for accelerated vesting upon termination without cause or following a material reduction in position, salary or responsibilities. In addition, in the event of a merger, consolidation or substantial asset sale where the Company is not the surviving entity, the agreement authorizes the Board to have the surviving corporation grant replacement options. These in-the-money options will expire in the fall of 2003.

(3)	The Company has acquired a number of companies over the past several years. From time to time, the Company will assume the acquired company’s incentive plan(s), including the outstanding options and warrants, if any, granted under the plan(s). No further options will be granted under these plans beyond those assumed in connection with the acquisitions. Assumed options that terminate prior to expiration are not available for re-grant. As of December 31, 2002, the aggregate number of shares to be issued under these assumed plans totaled 835,922. This number also includes 34,152 shares subject to an outstanding warrant. The weighted average exercise price of these options and warrant is $8.02.

Proposal 3: Shareholder Proposal

      The Company has been notified that a representative of the Sheet Metal Worker’s Pension Fund intends to present the following proposal and statement of support for consideration at this Annual Meeting. The address and stock ownership of the Sheet Metal Worker’s Pension Fund is available upon request to the stockholders of the Company.

Indexed Options Proposal

      “RESOLVED, that the shareholders of Boston Scientific Corporation (the “Company”) request that the Board of Directors adopt an executive compensation policy that all future stock option grants to senior executives shall be performance-based. For the purposes of this resolution, a stock option is performance based if the option exercise price is indexed or linked to an industry peer group stock performance index so that the options have value only to the extent that the Company’s stock price performance exceeds that peer group performance level.

Statement of Support

      As a long-term shareholder of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value maximization goals. While salaries and bonuses compensate management for short-term results, the grant of stock and stock options has become the primary vehicle for focusing management on achieving long-term results. Unfortunately, stock option grants can and do often provide levels of compensation well beyond those merited. It has become abundantly clear that stock option grants without specific performance-based targets often reward executives for stock price increases due solely to a general stock market rise, rather than to extraordinary company performance.

      Indexed stock options are options whose exercise price moves with an appropriate peer group index composed of a company’s primary competitors. The resolution requests that the Company’s Board ensure the future senior executive stock option plans link the options exercise price to an industry performance index associated with a peer group of companies selected by the Board, such as those companies used in the Company’s proxy statement to compare 5 year stock price performance.

      Implementing an indexed stock option plan would mean that our Company’s participating executives would receive payouts only if the Company’s stock price performance was better then that of the peer group average. By tying the exercise price to a market index, indexed options reward participating executives for outperforming the competition. Indexed options would have value when our Company’s stock price rises in excess of its peer group average or declines less than its peer group average stock price decline. By downwardly adjusting the exercise price of the option during a downturn in the industry, indexed options remove pressure to reprice stock options. In short, superior performance would be rewarded.

      At present, stock options granted by the Company are not indexed to peer group performance standards. As long-term owners, we feel strongly that our Company would benefit from the implementation of a stock option program that rewarded superior long-term corporate performance. In response to strong negative public and shareholder reactions to the excessive financial rewards provided executives by non-performance based option plans, a growing number of shareholder organizations, executive compensation experts, and companies are supporting the implementation of performance-based stock option plans such as that advocated in this resolution. We urge your support for this important governance reform.”

      The Board of Directors of the Company recommends a vote “AGAINST” this proposal for the following reasons:

      This proposal requests the Board of Directors to restrict the flexibility of its Compensation Committee in determining the form of option grants to senior executives. Specifically, it seeks to tie all future option grants to senior executives to special performance standards in addition to the market performance of the Company’s stock. The Board does not believe that such a policy would serve the best interests of the Company or its shareholders.

      The Board has delegated to the Compensation Committee, which consists solely of non-employee directors, responsibility for developing and implementing a balanced and responsible approach to executive compensation, with a view to promoting the alignment of management’s interests with those of all shareholders and meeting the competitive requirements of the contemporary marketplace for executive talent. Option grants play a significant role in this effort, since they directly relate increases in the value of the Company’s common stock to employee compensation.

      The Compensation Committee recognizes that there may be circumstances in which performance criteria, as proposed in this resolution, may be appropriate. In this connection, however, the Board believes that the Committee must retain flexibility to take other relevant factors into account, including the relationship between these additional criteria and the value of the options as a component of compensation in a competitive environment. In addition, the Board believes that the Committee may desire to establish individualized performance measures which target specific operations of the Company within the control of an individual executive.

      The Company competes for talent with many other companies, the vast majority of which offer conventional stock options, and would be placed at a significant competitive disadvantage if it unilaterally adopted the mandatory and exclusive stock option policy described in the proposal. The resulting loss of flexibility and competitiveness would significantly diminish the Company’s ability to structure balanced compensation packages and therefore attract superior executive talent. Consequently, implementation of the proposed policy could require increases in stock option grants as a means of restoring the Company’s overall competitiveness.

      Accordingly, the Board cannot support this proposal as a mandatory, and exclusive, approach to stock option compensation, because it would deprive the Compensation Committee of important flexibility to structure individual compensation awards in ways designed to best serve broad corporate objectives. Thus, while the Board respects the spirit of this proposal, it does not believe its rigid implementation would be in the best interests of the Company or its shareholders.

      Accordingly, the Board of Directors recommends that you vote “AGAINST” this proposal, and your proxy will be so voted if the proposal is presented unless you specify otherwise.

RELATIONSHIP WITH INDEPENDENT AUDITORS

      Ernst & Young LLP has been the independent auditors for the Company and will serve in that capacity for the 2003 fiscal year. A representative of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if the representative desires to do so, and will be available to respond to appropriate questions from stockholders.

      The fees billed during 2002 and 2001 by Ernst & Young LLP for services provided to the Company were as follows:

Audit Fees

      Fees for audit services totaled $1.9 million in both 2002 and 2001 including fees associated with the Company’s annual audit, reviews of the Company’s quarterly reports on Form 10-Q, filing of registration statements and statutory audits required internationally.

Audit-Related Fees

      Fees for audit related services totaled approximately $57,000 and $255,000 in 2002 and 2001, respectively. Audit-related services principally include acquisition due diligence, employee benefit plan audits, and accounting consultations.

Tax Fees

      Fees for tax services, including tax compliance, tax planning and tax advice totaled approximately $643,000 and $1.5 million in 2002 and 2001, respectively.

All Other Fees

      For 2002 and 2001, Ernst & Young LLP did not perform any services that would be classified as other fees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Under the securities laws of the United States, the Company’s directors, its executive officers and any persons holding more than ten percent of the Company’s common stock are required to report their ownership of the Company’s common stock and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by these dates during 2002. To the best knowledge of the Company, all of these filing requirements were timely satisfied by its directors, officers and ten percent holders, with the exception of a one late Form 4 filed for Dr. Reinhardt. In making these statements, the Company has relied upon the written representations of its directors, officers and ten percent holders and copies of the reports that have been filed with the Securities and Exchange Commission.

STOCKHOLDER PROPOSALS

      If you wish to submit proposals to be included in the Company’s year 2004 Proxy Statement, we must receive them on or before December 6, 2003. Please address your proposals to the Company’s Secretary at Boston Scientific Corporation, One Boston Scientific Place, Natick, Massachusetts 01760-1537. Proposals must satisfy the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934.

DIRECTOR NOMINATIONS

      The Governance Committee of the Board will consider qualified nominees for director recommended by stockholders of the Company. Recommendations should be sent to the Secretary of the Company at the address listed above.

      A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K IS AVAILABLE FREE OF CHARGE THROUGH THE COMPANY’S WEBSITE AT WWW.BOSTONSCIENTIFIC.COM OR BY REQUESTING IT IN WRITING FROM: BOSTON SCIENTIFIC CORPORATION, ATTN: INVESTOR RELATIONS, ONE BOSTON SCIENTIFIC PLACE, NATICK, MASSACHUSETTS 01760-1537.

Appendix A

BOSTON SCIENTIFIC CORPORATION

2003 LONG-TERM INCENTIVE PLAN

1.     ADMINISTRATION

      Subject to the express provisions of the Plan, the Administrator has the authority to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures (which it may modify or waive); and otherwise do all things necessary to implement the Plan. Once a written agreement evidencing an Award hereunder has been provided to a Participant, the Administrator may not, without the Participant’s consent, alter the terms of the Award so as to affect adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so in writing at the time of such delivery. In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Administrator shall exercise its discretion consistent with qualifying the Award for such exception.

      Notwithstanding any provision herein to the contrary, the Administrator may modify the terms of the Plan or may create one or more subplans, in each case on such terms as it deems necessary or appropriate, to provide for awards to non-U.S. participants; provided, that no such action by the Administrator shall increase the total number of shares issuable hereunder.

2.     LIMITS ON AWARD UNDER THE PLAN

      a.     Number of Shares. A maximum of 25,000,000 shares of Stock may be delivered in satisfaction of Awards under the Plan. For purposes of the preceding sentence, shares that have been forfeited in accordance with the terms of the applicable Award and shares held back in satisfaction of the exercise price or tax withholding requirements from shares that would otherwise have been delivered pursuant to an Award shall not be considered to have been delivered under the Plan. Also, the number of shares of Stock delivered under an Award shall be determined net of any previously acquired Shares tendered by the Participant in payment of the exercise price or of withholding taxes.

      b.     Type of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company and held in treasury. No fractional shares of Stock will be delivered under the Plan.

      c.     Stock-Based Award Limits. The maximum number of shares of Stock for which Stock Options may be granted to any person in any calendar year, the maximum number of shares of Stock subject to SARs granted to any person in any calendar year and the aggregate maximum number of shares of Stock subject to other Awards that may be delivered (or the value of which may be paid) to any person in any calendar year shall each be 2,000,000. Subject to these limitations, each person eligible to participate in the Plan shall be eligible in any year to receive Awards covering up to the full number of shares of Stock then available for Awards under the Plan.

      d.     Other Award Limits. No more than $2,500,000 may be paid to any individual with respect to any Cash or Other Performance Award (other than an Award expressed in terms of shares of Stock or units representing Stock, which shall instead be subject to the limit set forth in Section 2.c. above). In applying the dollar limitation of the preceding sentence: (A) multiple Cash or Other Performance Awards to the same individual that are determined by reference to performance periods of one year or less ending with or within the same fiscal year of the Company shall be subject in the aggregate to one $2,500,000 limit, and (B) multiple Cash or Other Performance Awards to the same individual that are determined by reference to one or more multi-year performance periods ending in the same fiscal year of the Company shall be subject in the aggregate to separate $2,500,000 limits.

3.     ELIGIBILITY AND PARTICIPATION

      The Administrator will select Participants from among those key Employees, directors and other individuals or entities providing services to the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates. Eligibility for ISOs is further limited to those individuals whose employment status would qualify them for the tax treatment described in Sections 421 and 422 of the Code.

4.     RULES APPLICABLE TO AWARDS

      a.     All Awards

(1) Terms of Awards. The Administrator shall determine the terms of all Awards subject to the limitations provided herein.

(2) Performance Criteria. Where rights under an Award depend in whole or in part on satisfaction of Performance Criteria, actions by the Company that have an effect, however material, on such Performance Criteria or on the likelihood that they will be satisfied will not be deemed an amendment or alteration of the Award.

(3) Alternative Settlement. The Company may at any time extinguish rights under an Award in exchange for payment (subject in each case to the limitations of Section 2) in cash, Stock or other property on such terms as the Administrator determines. In those jurisdictions where forfeiture is not permitted under applicable law, the Company shall have right to repurchase, and the Participant shall have the obligation to sell and deliver, any and all Stock-based Awards held by the Participant at a price per share equal to the par value of the Company’s Common Stock; in this event, the Participant hereby authorizes the Company to perform on his or her behalf all legal actions necessary to transfer ownership of the Stock-based Award back to the Company.

(4) Transferability Of Awards. Awards may be transferred only as follows: (i) ISOs may not be transferred other than by will or by the laws of descent and distribution and during a Participant’s lifetime may be exercised only by the Participant (or in the event of the Participant’s incapacity, by the person or persons legally appointed to act on the Participant’s behalf); (ii) Stock Options other than ISOs may be transferred by will or by the laws of descent and distribution and, except as otherwise determined by the Administrator, may also be transferred during the Participant’s lifetime, without payment of consideration, to one or more Family Members of the Participant; (iii) Awards of Unrestricted Stock shall be subject only to such transfer restrictions under the Plan as are specified by the Administrator; and (iv) Awards other than Stock Options and other than Unrestricted Stock may not be transferred except as the Administrator otherwise determines. If an Award is claimed or exercised by a person or persons other than the Participant, the Company shall have no obligation to deliver Stock, cash or other property pursuant to such Award or otherwise to recognize the transfer of the Award until the Administrator is satisfied as to the authority of the person or persons claiming or exercising such Award.

(5) Vesting, Etc. Without limiting the generality of Section 1, the Administrator may determine the time or times at which an Award will vest (i.e., become free of forfeiture restrictions) or become exercisable and the terms on which an Award requiring exercise will remain exercisable. Unless the Administrator expressly provides otherwise, upon the cessation of the Participant’s employment or other service relationship with the Company and its Affiliates (i) all Awards (other than Stock Options, SARs and Restricted Stock) held by the Participant or by a permitted transferee under Section 4.a.(4) immediately prior to such cessation of employment or other service relationship will be immediately forfeited if not then vested and, where exercisability is relevant, will immediately cease to be exercisable, and (ii) Stock Options,SARs and Restricted Stock shall be treated as follows:

(A) immediately upon the cessation of a Participant’s employment or other service relationship with the Company and its Affiliates by reason of the Participant’s Disability, or with respect to a Participant who is an employee or director of the Company or its Affiliates, by reason of such Participant’s Retirement, all Stock Options, SARs and Restricted Stock Awards held by the Participant (or by a permitted transferee under Section 4.a.(4)) immediately prior to such Disability or, as applicable, Retirement, will become vested and, where exercisability is relevant, will be exercisable until the expiration of the stated term of the Stock Option or SAR, unless otherwise determined by the Administrator at or after grant;

(B) all Stock Options, SARs and Restricted Stock Awards held by a Participant (or by a permitted transferee under Section 4.a.(4)) immediately prior to the Participant’s death will become vested and, where exercisability is relevant, will be exercisable until the expiration of the stated term of the Stock Option or SAR, unless otherwise determined by the Administrator on or after grant;

(C) except as provided in (D) below, all Stock Options, SARs and Restricted Stock Awards held by a Participant (or by a permitted transferee under Section 4.a.(4)) immediately prior to the cessation (other than by reason of death or Disability, or with respect to a Participant who is an employee or director of the Company or its Affiliates, Retirement) of the Participant’s employment or other service relationship with the Company and its Affiliates, to the extent then not vested shall terminate, and to the extent then exercisable, will remain exercisable for the lesser of twelve months or until the expiration of the stated term of the Stock Option or SAR unless otherwise determined by the Administrator at or after grant;”

(D) all Stock Options, SARs and Restricted Stock Awards held by the Participant (or by a permitted transferee under Section 4.a.(4)) whose cessation of employment or other service relationship is determined by the Administrator in its sole discretion to be for cause or to result from reasons which cast such discredit on the Participant as to justify immediate termination of the Award shall immediately terminate upon such cessation. For this purpose, “cause” means a felony conviction of a Participant or the failure of a Participant to contest prosecution for a felony, or a Participant’s misconduct or dishonesty which is harmful to the business or reputation of the Company.

Unless the Administrator expressly provides otherwise, a Participant’s “employment or other service relationship with the Company and its Affiliates” will be deemed to have ceased when the individual is no longer employed by or in a service relationship with the Company or its Affiliates. Except as the Administrator otherwise determines, with respect to a Participant who is an employee or director of the Company or its Affiliates, such Participant’s “employment or other service relationship with the Company and its Affiliates” will not be deemed to have ceased during a military, sick or other bona fide leave of absence if such absence does not exceed 180 days or, if longer, so long as the Participant retains a right by statute or by contract to return to employment or other service relationship with the Company and its Affiliates.

(6) Taxes. The Administrator will make such provision for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously-owned shares of Stock in satisfaction of tax withholding requirements. In no event shall shares of Stock be tendered or held back by the Company in excess of the minimum amount required to be withheld for Federal, state, and other taxes.

(7) Dividend Equivalents, Etc. The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award if and in such manner as it deems appropriate.

(8) Rights Limited. Nothing in the Plan shall be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a shareholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of employment or service for any reason, even if the termination is in violation of an obligation of the Company or Affiliate to the Participant.

(9) Section 162(m). The Administrator in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) and Performance Awards that are not intended so to qualify. In the case of an Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Plan and such Award shall be construed to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exception. In the case of a Performance Award intended to qualify as performance-based for the purposes of Section 162(m), the Administrator shall preestablish in writing one or more specific Performance Criteria no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is required to qualify the Award as performance-based under Section 162(m)). Prior to payment of any Performance Award intended to qualify as performance-based under Section 162(m), the Administrator shall certify whether the Performance Criteria have been attained, and such determination shall be final and conclusive. In the case of a Performance Award intended to qualify as performance-based for the purposes of Section 162(m), the provisions of this Section 4.a.(9) shall be construed in a manner that is consistent with the regulations under Section 162(m).

      b.     Awards Requiring Exercise

(1) Time And Manner Of Exercise. Unless the Administrator expressly provides otherwise, (a) an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a written notice of exercise (in form acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Award; and (b) if the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

(2) Exercise Price. The Administrator shall determine the exercise price of each Stock Option; provided, that each Stock Option must have an exercise price that is not less than the fair market value of the Stock subject to the Stock Option, determined as of the date of grant, except as necessary to maintain the intrinsic value of substitute Stock Options in connection with a merger or acquisition consummated by the Company. An ISO granted to an Employee described in Section 422(b)(6) of the Code must have an exercise price that is not less than 110% of such fair market value. Where shares of Stock issued under an Award are part of an original issue of shares, the Award shall require an exercise price equal to at least the par value of such shares. Except for certain provisions contained in Section 5 below, the exercise price for any Stock Option grant under the Plan may not be decreased after the grant of the Option without the approval of the stockholders of the Company.

(3) Payment Of Exercise Price, If Any. Where the exercise of an Award is to be accompanied by payment, the Administrator may determine the required or permitted forms of payment, subject to the following: all payments will be by cash or check acceptable to the Administrator, unless one of the following forms of payment is permitted by the Administrator in its discretion in any specific instance (with the consent of the optionee of an ISO, unless such permitted form of payment is expressly provided for in the grant), (i) through the delivery of shares of Stock which have been outstanding for at least six months (unless the Administrator approves a shorter period) and which have a fair market value equal to the exercise price, (ii) by delivery to the Company of a promissory note of the person exercising the Award, payable on such terms as are specified by the Administrator, (iii) by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price, or (iv) by any combination of the foregoing permissible forms of payment.

(4) Grant of Stock Options. Each Stock Option awarded under the Plan shall be deemed to have been awarded as a non-ISO (and to have been so designated by its terms) unless the Administrator expressly provides that the Stock Option is to be treated as an ISO. No ISO may be granted under the Plan after February 25, 2013, but ISOs previously granted may extend beyond that date.

      c.     Awards Not Requiring Exercise

      Awards of Restricted Stock and Unrestricted Stock may be made in return for either (i) services determined by the Administrator to have a value not less than the par value of the Awarded shares of Stock, or (ii) cash or other property having a value not less than the par value of the Awarded shares of Stock plus such additional amounts (if any) as the Administrator may determine payable in such combination and type of cash, other property (of any kind) or services as the Administrator may determine.

5.     EFFECT OF CERTAIN TRANSACTIONS

      a.     Change in Control

      Except as the Administrator may otherwise determine in connection with the grant of an Award, immediately prior to a Change in Control each Award shall vest (and if relevant shall become exercisable), all Performance Criteria and other conditions to an Award shall be deemed satisfied, and all Award deferrals shall be accelerated. In addition, all Stock-based Awards (all Stock Options, SARs, Restricted Stock, Deferred Stock, including any Performance Awards consisting of any of the foregoing), except to the extent consisting of outstanding shares of Stock that are then free of any restrictions under the Plan, shall terminate immediately prior to the Change in Control unless assumed in accordance with the immediately following sentence. If there is a surviving or acquiring entity, the Administrator may provide for a substitution or assumption of Awards by the acquiring or surviving entity or an affiliate thereof, on such terms as the Administrator determines. If there is no surviving or acquiring entity, or if the Administrator does not provide for a substitution or assumption of an Award, the Award shall vest (and to the extent relevant become exercisable) on a basis that gives the holder of the Award a reasonable opportunity to participate as a stockholder in the Change in Control.

      b.     Changes In and Distributions With Respect to the Stock

(1) Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company’s capital structure, the Administrator will make appropriate adjustments to the maximum number of shares that may be delivered under the Plan under Section 2.a. and to the maximum share limits described in Section 2.b., and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

(2) Certain Other Adjustments. The Administrator may also make adjustments of the type described in paragraph (1) above to take into account distributions to common stockholders other than those provided for in Section 5.a. and 5.b.(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder; provided, that no such adjustment shall be made to the maximum share limits described in Section 2.c. or 2.d., or otherwise to an Award intended to be eligible for the performance-based exception under Section 162(m), except to the extent consistent with that exception, nor shall any change be made to ISOs except to the extent consistent with their continued qualification under Section 422 of the Code.

(3) Continuing Application of Plan Terms. References in the Plan to shares of Stock shall be construed to include any stock or securities resulting from an adjustment pursuant to Section 5.b.(1) or 5.b.(2) above.

6.     LEGAL CONDITIONS ON DELIVERY OF STOCK

      The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until the Company’s counsel has approved all legal matters in connection with the issuance and delivery of such shares; if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that any certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock.

7.     AMENDMENT AND TERMINATION

      Subject to the provisions of Section 1, the Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, or may at any time terminate the Plan as to any further grants of Awards.

8.     NON-LIMITATION OF THE COMPANY’S RIGHTS

      The existence of the Plan or the grant of any Award shall not in any way affect the Company’s right to award a person bonuses or other compensation in addition to Awards under the Plan.

9.     GOVERNING LAW

      The Plan shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

10.     DEFINED TERMS

      The following terms, when used in the Plan, shall have the meanings and be subject to the provisions set forth below:

      “Administrator”: The Board or, if one or more has been appointed, the Committee, including their delegates (subject to such limitations on the authority of such delegates as the Board or the Committee, as the case may be, may prescribe). The senior Legal and Human Resources representatives of the Company shall also be the Administrator, but solely with respect to ministerial tasks related hereto.

      “Affiliate”: Any corporation or other entity owning, directly or indirectly, 50% or more of the outstanding Stock of the Company, or in which the Company or any such corporation or other entity owns, directly or indirectly, 50% of the outstanding capital stock (determined by aggregate voting rights) or other voting interests.

      “Award”: Any or a combination of the following:

(i) Stock Options.

(ii) SARs.

(iii) Restricted Stock.

(iv) Unrestricted Stock.

(v) Deferred Stock.

(vi) Other Stock-Based Awards.

(vii) Cash Performance Awards.

(viii) Other Performance Awards.

(ix) Grants of cash, or loans, made in connection with other Awards in order to help defray in whole or in part the economic cost (including tax cost) of the Award to the Participant.

      “Board”: The Board of Directors of the Company.

      “Cash Performance Award”: A Performance Award payable in cash. The right of the Company under Section 4.a.(3) to extinguish an Award in exchange for cash or the exercise by the Company of such right shall not make an Award otherwise not payable in cash a Cash Performance Award.

      “Change in Control”: Any of:

(i) an acquisition, consolidation or merger in which the Company is not the surviving corporation or with respect to which all or substantially all of the beneficial owners of the outstanding stock of the Company and the combined voting power of the outstanding voting securities of the Company entitled to vote generally in the election of directors immediately prior to such transaction do not own beneficially, directly or indirectly, and in substantially the same proportion, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such transaction;

(ii) a sale or transfer of all or substantially all the Company’s assets;

(iii) a dissolution or liquidation of the Company; or

(iv) continuing directors constitute less than a majority of the Board, where a “continuing director” includes (A) each person who was a director of the Company as of the close of business on May 6, 2003, and (B) each person who subsequently becomes a director of the Company with approval by a vote of at least a majority of the “continuing directors” in office at the time of such person’s election or nomination as a director unless that person became a director in connection with an actual or threatened election contest.

Notwithstanding clauses (i) through (iv) above, none of the following shall constitute a “Change in Control” for purposes of this definition:

(x) the shares of common stock of the Company or the voting securities of the Company entitled to vote generally in the election of directors are acquired directly from the Company in a capital raising transaction;

(y) the shares of common stock of the Company or the voting securities of the Company entitled to vote generally in the election of directors are acquired by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(z) (A) the beneficial owners of the outstanding shares of common stock of the Company, and of the securities of the Company entitled to vote generally in the election of directors, immediately prior to such transaction beneficially own, directly or indirectly, in substantially the same proportions immediately following such transaction more than 60% of the outstanding shares of common stock and of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) resulting from such transaction and (B) at least a majority of the members of the board of directors of the corporation resulting from such transaction were members of the board of directors at the time of the execution of the initial agreement, or of the action of the Board, authorizing such transaction.

      “Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

      “Committee”: One or more committees of the Board (including any subcommittee thereof) appointed or authorized to make Awards and otherwise to administer the Plan. In the case of Awards granted to executive officers of the Company, the Committee shall be comprised solely of two or more outside directors within the meaning of Section 162(m).

      “Company”: Boston Scientific Corporation.

      “Deferred Stock”: A promise to deliver Stock or other securities in the future on specified terms.

      “Disability”: Permanent and total disability as determined under the Company’s long-term disability program for employees then in effect.

      “Employee”: Any person who is employed by the Company or an Affiliate.

      “Family Member”: An individual or entity included as a “family member” within the meaning of the Security and Exchange Commission’s Form S-8, Registration Statement Under The Securities Act of 1933.

      “ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422 of the Code.

      “Participant”: An Employee, director or other person providing services to the Company or its Affiliates who is granted an Award under the Plan.

      “Performance Award”: An Award subject to Performance Criteria.

      “Performance Criteria”: Specified criteria the satisfaction of which is a condition for the exercisability, vesting or full enjoyment of an Award. For purposes of Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m), a Performance Criterion shall mean an objectively determinable measure of performance relating to any of the following (determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): (i) sales; revenues; assets; liabilities; costs; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or other items, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; working capital requirements; stock price; stockholder return; sales, contribution or gross margin, of particular products or services; particular operating or financial ratios; customer acquisition, expansion and retention; or any combination of the foregoing; or (ii) acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) and refinancings; transactions that would constitute a change of control; or any combination of the foregoing. A Performance Criterion measure and targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss.

      “Plan”: The Boston Scientific Corporation 2000 Incentive Plan as set forth herein, as from time to time amended and in effect.

      “Restricted Stock”: An Award of Stock subject to forfeiture to the Company if specified conditions are not satisfied.

      “Retirement”: Unless the Administrator expressly provides otherwise, cessation of employment or other service relationship with the Company and its Affiliates if, as of the date of such cessation, (i) the Participant has attained age 50, (ii) the Participant has accrued at least five years of service with the Company and its Affiliates, and (iii) the sum of the Participant’s age and years of service as of such date equals or exceeds 62.

      “Section 162(m)”: Section 162(m) of the Code.

      “SARs”: Rights entitling the holder upon exercise to receive cash or Stock, as the Administrator determines, equal to a function (determined by the Administrator using such factors as it deems appropriate) of the amount by which the Stock has appreciated in value since the date of the Award.

      “Stock”: Common Stock of the Company, par value $.01 per share.

      “Stock Options”: Options entitling the recipient to acquire shares of Stock upon payment of the exercise price.

      “Unrestricted Stock”: An Award of Stock not subject to any restrictions under the Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 and 2 and “AGAINST” PROPOSAL 3.	Please Mark Here for Address ☐ Change or Comments SEE REVERSE SIDE

1. Election of Directors

     Nominees:

(01)	John E. Abele

(02)	Joel L. Fleishman

(03)	Ernest Mario, Ph.D

(04)	John E. Pepper

(05)	Uwe E. Reinhardt, Ph.D

FOR ALL NOMINEES (except as noted below)	WITHHELD FROM ALL NOMINEES
☐	☐

For all nominees except as noted below: (Print name of nominee(s) in the space provided below).

2.	To approve the Boston Scientific Corporation 2003 Long-Term Incentive Plan

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	To vote upon a stockholder proposal relating to stock compensation for senior executives

FOR	AGAINST	ABSTAIN
☐	☐	☐

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

By checking the box to the right, I consent to future delivery of annual reports, proxy statements, prospectuses and other materials and shareholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me for any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company’s transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.

Signature	Signature	Date

Sign exactly as your name appears on this Proxy. If the shares are registered in the names of two or more persons, each should sign. Executors, administrators, trustees, partners, custodians, guardians, attorneys and corporate officers should add their full titles.

^ FOLD AND DETACH HERE ^

[LOGO]	Vote by Internet or Telephone or Mail 24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/bsx		Telephone 1-800-435-6710		Mail

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

[LOGO]	PROXY

BOSTON SCIENTIFIC CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints PETER M. NICHOLAS, PAUL W. SANDMAN and LAWRENCE J. KNOPF, and each of them acting solely, proxies, with full power of substitution and with all powers the undersigned would possess if personally present, to represent and vote, as designated hereon, all of the shares of common stock of Boston Scientific Corporation (the ‘Company’), par value $.01 per share, and if applicable, hereby directs the trustees and fiduciaries of the employee benefit plans shown on the reverse side hereof to vote all of the shares of common stock allocated to the account of the undersigned, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the FleetBoston Financial Building, 100 Federal Street, Boston, Massachusetts on Tuesday, May 6, 2003, at 10:00 A.M. (Eastern Daylight Time), and at any adjournment or postponement thereof.

     THE UNDERSIGNED HEREBY REVOKES ANY PROXY PREVIOUSLY GIVEN AND ACKNOWLEDGES RECEIPT OF THE NOTICE OF AND PROXY STATEMENT FOR THE ANNUAL MEETING.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1 AND 2 AND “AGAINST” PROPOSAL 3.

(Please sign and date on reverse side and return promptly in the enclosed envelope)

Address Change/Comments (Mark the corresponding box on the reverse side)

^ FOLD AND DETACH HERE ^

You can now access your Boston Scientific Corporation account online

Access your Boston Scientific Corporation shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, transfer agent for Boston Scientific Corporation, now makes it easy and convenient to get current information on your shareholder account. After a simple, and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

•	View account status

•	View certificate history

•	Make address changes

•	Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com
and follow the instructions shown on this page.

Step 1: FIRST TIME USERS — Establish a PIN

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) or Investor ID available to establish a PIN.

The confidentiality of your personal information is protected using secure socket layer (SSL) technology.

•	SSN or Investor ID

•	PIN

•	Then click on the Establish PIN button

Please be sure to remember your PIN, or maintain it in a secure place for future reference.

Step 2: Log in for Account Access

You are now ready to log in. To access your account please enter your:

•	SSN or Investor ID

•	PIN

•	Then click on the Submit button

If you have more than one account, you will now be asked to select the appropriate account.

Step 3: Account Status Screen

You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

•	Certificate History

•	Address Change

For Technical Assistance Call 1-877-978-7778 between
9am-7pm Monday-Friday Eastern Time